UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)

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National Bank Holdings Corporation (Name of the Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of 2024 Annual Meeting of Shareholders

March 22, 2024

DEAR SHAREHOLDERS: I’m pleased to invite you to the Annual Meeting of Shareholders of National Bank Holdings Corporation. At the meeting, shareholders will vote on the following proposals:

1    To elect nine directors to our Board of Directors to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified;

2    To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2024;

3    To adopt a resolution approving, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers, as disclosed, pursuant to Item 402 of Regulation S-K, in the proxy statement;

Shareholders also will transact such other business as may properly come before the meeting.

The proxy statement and the accompanying form of proxy are first being sent to shareholders on or about March 29, 2024.

YOUR VOTE IS IMPORTANT: Whether or not you plan to attend the meeting, we urge you to vote and submit your proxy so that as many shares as possible may be represented during the meeting. We appreciate your cooperation in returning your proxy promptly.

Please call us at 720-554-6640 if you need instructions on how to attend the meeting or have questions about how to vote.

By Order of the Board of Directors,

/s/ Angela Petrucci

Angela Petrucci, Secretary

Meeting Information
Date:	Wednesday, May 1, 2024
Time:	8:30 a.m. Mountain Time
Location:	Community Banks Mortgage a division of NBH Bank 7800 E. Orchard Road, Suite 100 Greenwood Village, CO 80111

How to Vote and Other Details

Record Date	March 11, 2024 is the record date for determining which shareholders have the right to receive notice of, and to vote at, the meeting or any postponements or adjournments thereof.
Registered and beneficial shareholders can vote their shares in the following ways:
Internet	Log on to www.proxyvote.com and enter the 16- digit control number provided on your proxy card
Telephone	Dial 1-800-690-6903 and enter the 16-digit control number provided on your proxy card
Mail	Mark, sign and date your proxy card and return it in the postage paid envelope we have provided or return it to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

If you are a “record” shareholder of Class A common stock (that is, you hold Class A common stock in your own name in NBHC’s stock records maintained by our transfer agent), register upon your arrival at the Meeting, request a ballot and submit the ballot with your voting instructions at the Meeting.

General Information

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of National Bank Holdings Corporation, a Delaware corporation (the “Company”, “NBHC”, “we”, “us” or “our”), to be used during our 2024 Annual Meeting of Shareholders (the “Meeting”) and at any postponements or adjournments thereof. The Meeting will be held at the offices of Community Banks Mortgage, a division of NBH Bank located at 7800 E. Orchard Road, Suite 100, Greenwood Village, Colorado 80111 at 8:30 a.m. Mountain Time on Wednesday, May 1, 2024.

In this proxy statement, we refer to our employees as “associates.” In this proxy statement, we also refer to the Notice of Annual Meeting of Shareholders, this proxy statement, our 2023 Annual Report to Shareholders and the accompanying proxy as our “Proxy Materials.”

Holders of record of shares of Class A common stock at the close of business on March 11, 2024 (the record date) are entitled to notice of, and to vote at, the Meeting. As of such date, there were 37,806,167 shares of Class A common stock outstanding and entitled to vote. In addition, as of such date, there were 237,662 shares of unvested restricted stock (Class A common stock) entitled to vote. Each share of our Class A common stock is entitled to one vote on all matters (in the case of Proposal 1, with respect to the election of each director).

Please read the Proxy Materials carefully. You should consider the information contained in this proxy statement when deciding how to vote your shares. You have a choice of voting by proxy over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. If your shares are held in the name of a bank, broker or other holder of record, please refer to your proxy card or the voting information provided by your bank, broker or other holder of record to see which voting options are available to you. Voting via the Internet, by telephone or by mail will not prevent you from voting your shares during the Meeting. However, if you hold shares through a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote during the Meeting. Otherwise, your shares will be voted in the manner in which you instructed the record holder of your shares.

When you vote by proxy, your shares will be voted according to your instructions. If you are a shareholder of record, you may revoke your proxy at any time prior to the close of the polls during the Meeting by submitting a later dated proxy or delivering a written notice of revocation to our Secretary, Angela Petrucci, at National Bank Holdings Corporation, 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111. If you hold shares through a bank, broker or other holder of record, you must contact the holder of record to revoke any prior voting instructions.

We pay the cost of soliciting proxies. Members of our Board and other associates may solicit proxies by mail, telephone, fax, email or electronically. We will not pay directors or other associates any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar nominees representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions.

Any shareholder entitled to vote at the Meeting may attend the Meeting. If you hold shares through a bank, broker or other holder of record and would like to attend the Meeting, you will need to bring an account statement or other acceptable evidence of ownership of our Class A common stock as of the record date. Each shareholder who attends may be asked to present valid picture identification, such as a driver’s license or passport. Please note that the use of cell phones, tablets, recording and photographic equipment, computers and/or other similar devices is not permitted in the meeting room at the Meeting.

Our principal executive offices are located at 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111.

Vote Required for Approval

The presence, by proxy or at the meeting, of the holders of a majority of the outstanding shares of our Class A common stock entitled to vote during the Meeting shall constitute a quorum. Withheld votes, abstentions and broker “non-votes” (shares held by a broker or nominee that has not received voting instructions from its client and does not have discretionary authority to vote on a particular matter) are counted as present for purposes of establishing a quorum. If you are a beneficial shareholder and your broker holds your shares in its name, the rules of the New York Stock Exchange (“NYSE”) permit your broker to vote your shares on the ratification of the appointment of our independent registered certified public accounting firm (Proposal 2), even if the broker does not receive voting instructions from you. However, under the NYSE rules, your broker cannot vote your shares on the other proposals if you do not timely provide instructions for voting your shares.

For Proposal 1 (election of directors), the nine nominees for director receiving a plurality of the votes cast during the Meeting in person or by proxy will be elected. This means that the director nominee with the most votes for a particular slot is elected for that slot. Only votes “for” affect the outcome. Withheld votes and broker “non-votes” will have no effect on the voting results for this proposal.

Proposal 2 (ratification of the appointment of our independent registered public accounting firm) will be passed if a majority of the shares of our Class A common stock present during the Meeting and entitled to vote cast their votes “for” this proposal. Abstentions will be counted as votes present and entitled to vote and will have the same effect as votes “against” this proposal. No broker “non-votes” are expected to exist in connection with this proposal.

Proposal 3 (the advisory proposal on the compensation of our named executive officers) will be approved if a majority of the shares of our Class A common stock present during the Meeting and entitled to vote cast their votes “for” this proposal. Abstentions will be counted as votes present and entitled to vote and will have the same effect as votes “against” this proposal. Broker “non-votes” are not considered to be entitled to vote and therefore will have no effect on the voting results for this proposal. The advisory vote on executive compensation (Proposal 3) is non-binding. Our Board and our Compensation Committee, however, will review the results of the vote and, consistent with our commitment to shareholder engagement, will take it into account in making a determination concerning the advisory vote on executive compensation.

Approval of any other business that may properly come before the Meeting will require the affirmative vote of a majority of the shares present or represented by proxy during the Meeting and entitled to vote thereon.

Voting for Registered and Beneficial Shareholders

You may vote your shares during the Annual Meeting or by proxy. There are three ways to vote by proxy:

Via Internet: You may vote your shares over the internet by going to www.proxyvote.com. You will need to enter your 16-digit control number (found at the top right hand side of the form of proxy or voting instruction form that you received in the mail) to identify yourself as a shareholder on the voting website.

By Telephone: Vote by telephone by calling 1-800-690-6903. You will need to enter your 16-digit control number (found at the top right hand side of the form of proxy or voting instruction form that you received in the mail) to identify yourself as a shareholder.

By Mail: Mark, sign and date your proxy card and return it in the postage paid envelope we have provided or return it to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY, 11717.

2	National Bank Holdings Corporation

Your voting instructions must be received by the proxy voting deadline which is Tuesday, April 30, 2024. The internet (other than during the meeting) and telephone voting facilities will close at 11:59 p.m. Eastern Time on April 30, 2024.

Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy using one of the methods described above. Shareholders of record who attend the meeting may vote their shares online, even though they have sent in proxies.

If you have any questions or require voting assistance, please contact us at IR@nationalbankholdings.com.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 11, 2024, information regarding the beneficial ownership of our Class A common stock by (i) each person known by us to own beneficially more than five percent of the shares of our Class A common stock (our only class of voting securities outstanding); (ii) each of our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the three other highest paid executive officers for 2023 (those five executive officers are listed in the table captioned “Summary Compensation Table” elsewhere in this proxy statement and are collectively referred to as the “Named Executive Officers” or “NEOs”); (iii) each director; and (iv) all current directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission (“SEC”). Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 38,043,829 shares, which number is comprised of 37,806,167 shares of Class A common stock outstanding and 237,662 shares of unvested restricted stock (which shares of restricted stock are entitled to voting rights), in each case as of March 11, 2024.

In computing the number of shares of Class A common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Class A common stock subject to options held by that person that are currently exercisable or exercisable within sixty days of March 11, 2024.

2024 Annual Proxy Statement	3

We, however, did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Amount and nature of	Percent of
Name of beneficial owner	beneficial ownership	class
5% Shareholders
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	5,421,736	14.3%
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	4,220,345	11.1%
Wellington Management Group LLP(3) 280 Congress Street Boston, MA 02210	3,847,909	10.1%
T. Rowe Price Investment Management, Inc.(4) 101 E. Pratt Street Baltimore, MD 21201	3,036,217	8.0%
Named Executive Officers and Directors
G. Timothy Laney(5)	548,701	1.4%
Aldis Birkans(6)	90,542	*
Richard U. Newfield, Jr.(7)	193,734	*
Angela N. Petrucci(8)	39,622	*
Christopher S. Randall(9)	38,650	*
Ralph W. Clermont(10)	89,162	*
Robert E. Dean(11)	32,020	*
Robin Doyle(12)	0	*
Alka Gupta(13)	6,885	*
Fred J. Joseph(14)	21,329	*
Patrick G. Sobers(15)	36,582	*
Micho F. Spring(16)	38,256	*
Art Zeile(17)	17,378	*
All current executive officers and directors as a group (15 persons)	1,255,413	3.3%
(1)	As reported on Schedule 13G filed with the SEC on January 23, 2024 by BlackRock, Inc. (“BlackRock”). BlackRock reported sole voting power with respect to 5,346,303 shares and sole dispositive power with respect to all shares beneficially owned; (ii) various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of such shares; and (iii) the interest of one such person, iShares Core S&P Small-Cap ETF, in the Company’s Class A common stock is more than five percent (5%) of the Company total outstanding Class A common stock.

(2)	As reported on Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group (“Vanguard”). Vanguard reported sole voting power with respect to zero shares, sole dispositive power with respect to 4,164,151 shares, shared voting power with respect to 23,715 shares, and shared dispositive power with respect to 56,194 shares.

(3)	As reported on Schedule 13G filed with the SEC on February 8, 2024 jointly by Wellington Management Group LLP (“Wellington Management”), Wellington Group Holdings LLP (“Wellington Group”), Wellington Investment Advisors Holdings LLP (“Wellington Advisors”), and Wellington Management Company LLP (“Wellington Company”). Wellington Management, Wellington Group, and Wellington Advisors each reported sole voting power with respect to zero shares, sole dispositive power with respect to zero shares, shared voting power with respect to 2,915,315 shares, and shared dispositive power with respect to all shares beneficially owned. Wellington Company reported sole voting power with respect to zero shares, sole dispositive power with respect to zero shares, shared voting power with respect to 2,894,501 shares, and shared dispositive power with respect to all shares beneficially owned. Wellington Management reported that all shares beneficially owned are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management; accordingly, those clients

4	National Bank Holdings Corporation

have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities.

(4)	As reported on Schedule 13G filed with the SEC on February 14, 2024 by T. Rowe Price Investment Management, Inc. (“Price Investment Management”). Price Investment Management reported sole voting power with respect to 1,177,412 shares and sole dispositive power with respect to all shares beneficially owned. Price Investment Management reported that it does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities.
(5)	Includes 21,497 unvested restricted shares for which Mr. Laney has voting power and 142,134 shares issuable upon the exercise of options. Also includes 8,859 shares owned by the Timothy Laney 2012 Grantor Retained Annuity Trust as well as 121,157 shares subject to presently exercisable stock options held as constructive trustee for the benefit of a former spouse pursuant to a 2021 divorce decree. Mr. Laney disclaims beneficial ownership of all shares and options held by him as constructive trustee.
(6)	Includes 7,455 unvested restricted shares for which Mr. Birkans has voting power and 45,650 shares issuable upon the exercise of options.
(7)	Includes 5,929 unvested restricted shares for which Mr. Newfield has voting power and 50,254 shares issuable upon the exercise of options.
(8)	Includes 3,512 unvested restricted shares for which Ms. Petrucci has voting power and 13,301 shares issuable upon the exercise of options.
(9)	Includes 3,404 unvested restricted shares for which Mr. Randall has voting power and 20,738 shares issuable upon the exercise of options.
(10)	Includes 2,510 unvested restricted shares for which Mr. Clermont has voting power. Also includes 79,939 shares owned by the Ralph W. Clermont Irrevocable Trust.
(11)	Includes 2,151 unvested restricted shares for which Mr. Dean has voting power.
(12)	Ms. Doyle was appointed to the Board on March 18, 2024.
(13)	Includes 2,151 unvested restricted shares for which Ms. Gupta has voting power.
(14)	Includes 2,151 unvested restricted shares for which Mr. Joseph has voting power.
(15)	Includes 2,151 unvested restricted shares for which Mr. Sobers has voting power and 15,876 shares issuable upon the exercise of options.
(16)	Includes 2,151 unvested restricted shares for which Ms. Spring has voting power.
(17)	Includes 2,151 unvested restricted shares for which Mr. Zeile has voting power.

2024 Annual Proxy Statement	5

Proposal 1 - Election of Directors

Size and Composition of Board. The Board currently stands at nine members with the appointment of Robin Doyle as of March 18, 2024. The current members of the Board are G. Timothy Laney (Chairman), Ralph W. Clermont (independent Lead Director), Robert E. Dean, Robin Doyle, Alka Gupta, Fred J. Joseph, Patrick Sobers, Micho F. Spring, and Art Zeile.

Nominees. Upon the recommendation of the Nominating & Governance Committee, the Board has nominated the persons named below for reelection to the Board. With the exception of Mr. Laney, who serves as our Chairman, President and CEO, and Mr. Sobers, who retired as an executive officer of the bank in June 2021, the Board has determined that each of these nominees is an independent director, as discussed further below under “Director Independence.”

Each of the directors elected during the Meeting will be elected for a one-year term which expires at the next annual meeting of shareholders, and will serve until the director’s successor has been elected and qualified, or until the director’s earlier resignation or removal.

In the event that any nominee is no longer a candidate for director at the time of the Meeting, the proxyholders will vote for the rest of the nominees and may vote for a substitute nominee in their discretion. To the best of its knowledge, the Company has no reason to believe that any of the nominees will be unable to serve as directors if elected.

The Board recommends you vote “FOR” each of the nominees set forth below.

6	National Bank Holdings Corporation

Age: 76 Director Since: 2009

Ralph W. Clermont

Independent Lead Director

Audit & Risk Committee Chair

Nominating & Governance Committee Member

Compensation Committee Member

EXPERIENCE AND QUALIFICATIONS

Mr. Clermont has served as a director for the Company since 2009 and as the Board’s independent Lead Director since 2014. As the independent Lead Director, Mr. Clermont is an ex officio member of all of our Board committees with full voting rights. He also serves as Chair of the Board’s Audit & Risk Committee and as a board member of both NBH Bank and Bank of Jackson Hole Trust. He is also a member of the Trust Committee of Bank of Jackson Hole Trust. In October 2015, Mr. Clermont was appointed to the board of directors of Cass Information Systems, Inc., (NASDAQ: CASS), where he also serves on the audit committee and the governance committee. He also serves as a director on the board of Cass Commercial Bank. Mr. Clermont is a certified public accountant and a member of the American Institute of Certified Public Accountants and Missouri Society of Certified Public Accountants. Mr. Clermont retired in 2008 as Managing Partner of the St. Louis office of KPMG LLP, and was formerly the partner in charge of KPMG’s Midwest financial services practice. Mr. Clermont joined the St. Louis office of KPMG in 1969 and was elected to the partnership in 1977. Mr. Clermont was a member of the KPMG’s Assurance Services Committee and was chairman of KPMG’s Quality Improvement Audit Subcommittee. Mr. Clermont spent over 39 years providing services to the banking industry and has had responsibility for the audits of numerous banking organizations. Subsequent to retiring, Mr. Clermont has served as a consultant to various banking institutions on strategic planning, risk management and corporate governance matters. Mr. Clermont received a Bachelor of Science degree in accounting from Saint Louis University. Mr. Clermont’s qualifications to serve on our Board of Directors include his expertise in financial and accounting matters for complex financial organizations.

2024 Annual Proxy Statement	7

Age: 72 Director Since: 2009

Robert E. Dean

Independent Director

Nominating & Governance Committee Chair

Audit & Risk Committee Member

Compensation Committee Member

EXPERIENCE AND QUALIFICATIONS

Mr. Dean has served as a director for the Company since 2009 and also serves as Chairman of the Nominating & Governance Committee. Mr. Dean is a private investor. He serves as President and director of his condominium owners association. Since November 2014, Mr. Dean has also served as a member of the boards of directors of two related Cornerstone closed-end mutual funds (Strategic Value (CLM) and Total Return (CRF)) and as a member of each audit and nominating and governance committee thereof. From 2000 to 2003, Mr. Dean was with Ernst & Young Corporate Finance LLC, a wholly owned broker-dealer subsidiary of Ernst & Young LLP, serving as a Senior Managing Director and member of the board of managers from 2001 to 2003. From 1976 to 2000, Mr. Dean practiced corporate, banking and securities law with Gibson, Dunn & Crutcher LLP. Mr. Dean co-chaired the firm’s banking practice and advised bank clients on numerous capital markets and merger and acquisition transactions (including FDIC-assisted transactions). Mr. Dean was Partner-in-Charge of the Orange County, California office from 1993 to 1996 and was a member of the law firm’s executive committee from 1996 to 1999. Mr. Dean holds a Bachelor of Arts degree from the University of California at Irvine and a Juris Doctor degree from the University of Minnesota Law School. Mr. Dean’s substantial experience in bank capital markets and merger and acquisition transactions, bank regulatory matters and public company corporate governance matters qualifies him to serve on our Board of Directors.

8	National Bank Holdings Corporation

Age: 61 Director Since: 2024

Robin A. Doyle

Independent Director

Audit & Risk Committee Member

EXPERIENCE AND QUALIFICATIONS

Ms. Doyle has served as a director for the Company since March 18, 2024 and serves on the Board’s Audit & Risk Committee. Ms. Doyle owns and operates her own consulting firm focused on strengthening client’s data and risk management capabilities. Ms. Doyle is on the board of Dress for Success Central New Jersey and serves as a member of the executive committee and is chair of the finance committee. She is also a board member and Treasurer of her condominium owners association and serves on the advisory board of the Women’s Data Professional Group of the EDM Council. Ms. Doyle served as a founding board member of the Global Legal Entity Identifier Foundation (GLEIF), where she was chair of the audit and finance committee and vice chair of the governance committee. Ms. Doyle was a founding board member for the Rutgers Business School Center for Women in Business, the Rutgers Business School dean’s advisory board, the board of NJ Junior Achievement and the board of Easter Seals of New Jersey where she also founded the organization’s first audit committee. During her 28 year career at J.P. Morgan (NYSE:JPM), Ms. Doyle served in several senior management roles at the company, including managing director in JPM’s Office of Regulatory Affairs, chief financial officer for the firm’s risk management organization, where she was also an executive member of J.P. Morgan’s board of directors risk policy committee, senior vice president of Chase Home Finance and senior vice president of JPM accounting policies group before retiring from JPM in 2021. Prior to joining JPM, Ms. Doyle held roles at Midlantic National Bank (now PNC Bank) in internal audit, KPMG’s audit department, and Prudential Insurance Co. Ms. Doyle has an MBA in Business and BS in Accounting from Rutgers University. Ms. Doyle’s distinguished career and expertise in financial services includes managing a number of finance functions, internal and external audit experiencing and managing a broad range of risk management functions, including risk governance, risk appetite, finance and technology. These experiences qualify her to serve on our Board of Directors.

2024 Annual Proxy Statement	9

Age: 54 Director Since: 2021

Alka Gupta

Independent Director

Audit & Risk Committee Member

Compensation Committee Member

EXPERIENCE AND QUALIFICATIONS

Ms. Gupta has served as a director for the Company since 2021 and serves on the Board’s Audit & Risk Committee and Compensation Committee. Ms. Gupta is a Fortune 500 executive and tech entrepreneur with deep experience in digital transformation. Ms. Gupta currently serves as a director of Dwolla, and as the board chair of Digital Frontiers. From 2021 to 2023, Ms. Gupta was a director of MoneyGram International, Inc., where she also was a member of the Compliance and Ethics Committee. She previously served as a Venture Partner at Fin Venture Capital, a fintech B2B focused global venture fund. She was also Co-Founder and former President and board director at GlobaliD, Inc. During her tenure at GlobaliD, she led GlobaliD's growth, including building a high-quality team, launching a cutting-edge product and signing on first digital wallet customers. Prior to this, she was an executive at eBay/PayPal as Head of Strategy for eBay Marketplaces building new growth strategies in areas such as mobile commerce and cross-border payments. She earned her Master of Business Administration from the University of Pennsylvania Wharton School and her Bachelor of Science degree from Case Western Reserve University.

10	National Bank Holdings Corporation

 Joseph is a past President of the North American Securities Administrators Association (“NASAA”), and also served as a director on NASAA’s Board for almost a decade. Mr. Joseph currently serves as a board member of the Colorado Board of Mortgage Loan Originators, being appointed to that position by the Colorado Governor in 2014, and reappointed in 2018. He also serves as a member of the Investor Issues Committee for the Financial Industry Regulatory Authority (FINRA). In addition, Mr. Joseph serves as an advisory board member for Plains Dedicated, a privately-held trucking company. Mr. Joseph holds a Bachelor of Science degree in Business Administration from Colorado State University-Pueblo and an MBA in Finance and Accounting from Regis University in Denver. Mr. Joseph’s substantial experience in the regulatory fields of financial services and securities qualifies him to serve on our Board of Directors.

Age: 71 Director Since: 2014

Fred J. Joseph

Independent Director

Audit & Risk Committee Member

Nominating & Governance Committee Member

EXPERIENCE AND QUALIFICATIONS

Mr. Joseph has served as a director for the Company since 2014 and serves on the Board’s Audit & Risk Committee and Nominating and Governance Committee. He is a board member of both NBH Bank and Bank of Jackson Hole Trust. He is also a member of the Trust Committee of Bank of Jackson Hole Trust. Mr. Joseph is currently an advisory board member for Plains Dedicated, a privately-held trucking company. From 2014 to 2022, Mr. Joseph served as a board member of the Colorado Board of Mortgage Loan Originators and previously served as a board member of the Investor Issues committee for the Financial Industry Regulatory Authority (FINRA). Mr. Joseph was a financial services regulator for 30 years, retiring at the end of 2013 as the Banking and Securities Commissioner for the State of Colorado, a dual role created in 2011. From 2008 to 2010, Mr. Joseph served as the Acting Banking Commissioner for the State of Colorado. He was originally appointed as the Securities Commissioner in 1999. In that role, he oversaw the regulatory agency that licenses stockbrokers, brokerage firms and investment advisers in Colorado. In his role as the Banking Commissioner, he had regulatory oversight of state-chartered commercial banks, money transmitters and trust companies in Colorado. From 1992 to 1999, he was the Deputy Securities Commissioner for the State of Colorado. In that position, he oversaw the examination functions as well as the administrative matters for the Colorado Division of Securities. Prior to that, he was the Deputy Commissioner of Financial Services in Colorado for eight years, where he was responsible for the examination and regulatory oversight of state-chartered savings and loan associations and credit unions in Colorado. Mr. Joseph is a past President of the North American Securities Administrators Association (“NASAA”), and also served as a director on NASAA’s board for almost a decade. Mr. Joseph holds a Bachelor of Science degree in Business Administration from Colorado State University-Pueblo and an MBA in Finance and Accounting from Regis University in Denver. Mr. Joseph’s substantial experience in the regulatory fields of financial services and securities qualifies him to serve on our Board of Directors.

2024 Annual Proxy Statement	11

President and Chief Executive Officer ad range of banking operations for more than 35 years.
Age: 63 Director Since: 2010

G. Timothy Laney

Chairman of the Board
President and Chief Executive Officer

EXPERIENCE AND QUALIFICATIONS

Mr. Laney has served as the Company’s President, Chief Executive Officer and director since 2010, and as the Chairman of the Board of Directors since 2014. Mr. Laney currently holds the same positions at NBH Bank, and as the Chairman and Chief Executive Officer of Bank of Jackson Hole Trust, including serving as the Chairman on its Trust Committee. Additionally, Mr. Laney is a board member of Finstro Global Holdings Inc., Finexio, Moffitt Cancer Center, the Chairman of the USA Weightlifting Foundation and is the founder of the NBH Bank Do More Charity Challenge®. Mr. Laney previously served as a board member of the Colorado Bankers Association. Mr. Laney is the former Senior Executive Vice President and Head of Business Services at Regions Financial, one of the nation’s largest full-service banks. In 2007, he joined Regions Financial to lead the transformation of the bank’s wholesale lines of business. Prior to his tenure at Regions Financial, Mr. Laney had a 24-year tenure with Bank of America, where he held senior management roles in small business, commercial banking, private banking, corporate marketing and change management. He also served as President of Bank of America, Florida, with more than 800 banking centers and $50 billion in total assets. He was also a member of Bank of America’s Management Operating committee. Mr. Laney brings to our Board of Directors valuable and extensive experience from managing and overseeing a broad range of banking operations for more than 35 years.

Age: 66 Director Since: 2021

Patrick G. Sobers

Director

EXPERIENCE AND QUALIFICATIONS

Mr. Sobers has served as a director for the Company since 2021 and also serves as a member of the board of directors of both NBH Bank and Bank of Jackson Hole Trust. Mr. Sobers previously served as the EVP, Head of Business and Consumer Banking for NBH Bank. Mr. Sobers is currently a member of the board of trustees of Denver Seminary, a member of the Foundation board of the Moffitt Cancer Center, and he is the Treasurer for Third Way Center, as well as a member of its board. He has been very active in the communities where he has resided, serving on the boards of numerous civic and charitable organizations. Mr. Sobers has over 30 years of experience in the financial services industry. Prior to joining NBH Bank in 2012, he held several leadership positions at Bank of America, including: the Southeast Region’s Consumer Banking Executive; Customer Service and Solutions Executive; Premier Banking and Investments Regional Executive for Florida and Georgia (now Merrill Lynch Wealth Management); and as Tampa Market President. He holds a Bachelor of Applied Science degree in Business Administration from Boston University.

12	National Bank Holdings Corporation

Age: 74 Director Since: 2009

Micho F. Spring

Independent Director

Audit & Risk Committee Member

Nominating & Governance Committee Member

EXPERIENCE AND QUALIFICATIONS

Ms. Spring has served as a director for the Company since 2009 and serves on the Board’s Audit & Risk Committee and Nominating and Governance Committee. She also serves as a member of the board of directors of both NBH Bank and Bank of Jackson Hole Trust. Ms. Spring is currently a senior advisor at Weber Shandwick. Ms. Spring also currently serves as Chair Emeritus and is on the Executive Committee of the Greater Boston Chamber of Commerce and is a member of the Corporation of Partners Healthcare, Inc. She also serves on numerous boards of civic organizations, including National Association of Corporate Directors (NACD) New England, John F. Kennedy Library Foundation, Friends of Caritas Cubana and the Massachusetts Conference for Women. From 1992 to 2022, she was a senior executive at Weber Shandwick, where she served as Chief Reputation Officer, Chair of the Global Corporate Practice and President of New England. Prior to joining Weber Shandwick, Ms. Spring was Chief Executive Officer of Boston Telecommunications Company. Ms. Spring served for four years as Deputy Mayor of Boston. She previously served as Chief of Staff to Boston Mayor Kevin H. White after four years of service in New York City government. She also served as a director of Citizens Bank of Massachusetts, one of the largest state-chartered banks in Massachusetts at the time of her service. Ms. Spring attended Georgetown and Columbia Universities and received a Masters in Public Administration from Harvard’s Kennedy School of Government. Ms. Spring’s extensive public policy experience, expertise in public relations, involvement in community activities and knowledge of financial institutions make her a valuable member of our Board.

Nominating & Governance Committee Member
Age: 60 Director Since: 2016

Art Zeile

Independent Director

Compensation Committee Chair

Audit & Risk Committee Member

EXPERIENCE AND QUALIFICATIONS

Mr. Zeile has served as a director for the Company since 2016 and also serves as Chairman of the Compensation Committee and as a member of the Audit & Risk Committee. Mr. Zeile is currently the CEO of DHI Group, Inc. (NYSE: DHX), a leading provider of data, insights and employment connections through its specialized services for technology professionals and other select online communities. Mr. Zeile currently serves on the board of his own company, DHI Group, Inc., and also serves as an advisor of the Dispatch Health Advisory board. From 2008 to 2016, Mr. Zeile co-founded and served as the CEO of HOSTING, a pioneer in the cloud hosting space. From 2004 to 2006, he served as a director for Intrado (NASDAQ: TRDO) and served on the Audit Committee. During that time he was also a director of several other private companies. His extensive career experience also includes serving as CEO and co-founder of several technology companies. He began his career as an officer in the U.S. Air Force. Mr. Zeile holds a Master of Public Policy from the JFK School of Government, Harvard University and a Bachelor of Science in Astronautical Engineering from the U.S. Air Force Academy. Mr. Zeile's extensive experience in software, telecommunications, internet, datacenter and security technologies, with a particular focus on cybersecurity, qualifies him to serve on our Board of Directors.

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Governance

The Board is committed to sound and effective governance principles and practices. The Board has adopted Governance Guidelines to provide the framework for the governance of the Board and the Company. These guidelines set forth, among other matters, qualifications for Board membership, director independence standards, director responsibilities, information about the structure of the Board and its committees, director compensation, management succession and Board self-evaluation. Each director serves for a one-year term. We do not have a staggered or classified Board.

The Board has adopted a Code of Business Conduct and Ethics that applies to all of our associates as well as our directors. Additionally, the Board has adopted a Supplemental Code of Ethics for CEO and Senior Financial Officers (together, with the Code of Business Conduct and Ethics, the “Codes of Ethics”). We expect all of our associates to adhere to the highest standards of ethics and business conduct with other associates, clients, shareholders, and the communities we serve and to comply with all laws, rules, and regulations that govern our business.

Shareholders and other interested persons may view our Governance Guidelines, our Codes of Ethics and other key information about our corporate governance on our website at www.nationalbankholdings.com.

Board and Committee Meetings; Annual Meeting Attendance

Directors are expected to attend all Board meetings and meetings of committees. Only committee members vote on committee actions taken.

The Board held 7 meetings during 2023 and each director attended at least 75% of the total number of meetings of the Board and committees. The Board and each standing committee regularly meet in executive session. During 2023, the Board met in executive sessions without the CEO and other members of management present four times. During 2023, the independent Lead Director chaired each of the executive sessions of the Board, and the chairs of each committee chaired the executive sessions of the committees.

All directors are expected to attend each annual meeting of shareholders of the Company. In 2023, all directors attended the Company’s annual meeting of shareholders.

Committees of the Board

The Board has established three standing committees: Audit & Risk Committee, Compensation Committee and Nominating & Governance Committee. The Board’s committees act on behalf of the Board and report on their activities to the entire Board. The Board appoints the members and chair of each committee based on the recommendation of the Nominating & Governance Committee. In 2023, the Audit & Risk Committee appointed a sub-committee to oversee Emerging Technologies and reports to the Audit & Risk Committee.

14	National Bank Holdings Corporation

The following table provides membership information for each of the Board’s standing committees as of the date of this proxy statement.

Audit & Risk Committee	Compensation Committee	Nominating & Governance Committee
Ralph W. Clermont, Chair*	Art Zeile, Chair	Robert E. Dean, Chair
Robert E. Dean	Ralph W. Clermont	Ralph W. Clermont
Robin A. Doyle	Robert E. Dean	Fred J. Joseph
Alka Gupta*	Alka Gupta	Micho F. Spring
Fred J. Joseph
Micho F. Spring
Art Zeile*

*Member of the Emerging Technologies Sub-Committee (Art Zeile, Chair)

With respect to each committee, the Board has adopted a charter that addresses its purpose, authority and responsibilities and contains other provisions relating to, among other matters, membership and meetings. In its discretion, each committee may form and delegate all or a portion of its authority to subcommittees of one or more of its members. As required by its charter, each committee periodically reviews and assesses its charter’s adequacy and reviews its performance, and also is responsible for overseeing risk related to the responsibilities described in its charter. Shareholders and other interested persons may view each committee’s charter on the Investor Relations section of our website at www.nationalbankholdings.com.

Audit & Risk Committee

Purpose and Responsibilities. The Audit & Risk Committee is responsible for, among other things:

●	reviewing our financial statements and public filings that contain financial statements, significant accounting policy changes, material weaknesses and significant deficiencies, if any, and risk management issues;
●	overseeing the performance of our internal audit function as well as serving as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems;
●	reviewing the adequacy of our internal audit department charter on an annual basis;
●	overseeing the audit and other services of our outside auditors and being directly responsible for the appointment, independence, qualifications, compensation and oversight of the outside auditors, including the review and evaluation of the lead audit partner;
●	discussing any disagreements between our management and the outside auditors regarding our financial reporting
●	Reviewing the adequacy of our cybersecurity policies and procedures on a ongoing basis; and
●	preparing the Audit & Risk Committee Report for inclusion in our proxy statement for our annual meeting.

Membership and Meetings. Under its charter, the Audit & Risk Committee must have a minimum of three members. No Audit & Risk Committee member may serve on the audit committee of more than two other public companies. Each member of the Audit & Risk Committee is independent, as independence for audit committee members is defined by NYSE and SEC rules, as discussed below under “Director Independence.” The Board has determined, in its business judgment, that each current member of the Audit & Risk Committee is financially literate as required by NYSE rules, and that Mr. Clermont, the committee’s chair, and Ms. Doyle, each qualify as an “audit committee financial expert” as defined by SEC regulations.

The Audit & Risk Committee meets as often as necessary to carry out its responsibilities, but no less than quarterly. In 2023, the Audit & Risk Committee met four times.

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Compensation Committee

Purpose and Responsibilities. The Compensation Committee is responsible for, among other things:

●	determining the compensation of our executive officers;
●	reviewing our executive compensation policies and plans;
●	oversight of the Company’s compensation practices generally;
●	administering and implementing our equity compensation plans;
●	preparing a report on executive compensation for inclusion in our proxy statement for our annual meeting; and
●	overseeing the Company’s talent management and succession planning process, including succession planning for the position of CEO.

The Compensation Committee’s process and procedures for establishing compensation for our Named Executive Officers is discussed in the “Compensation Discussion and Analysis” section elsewhere in this proxy statement.

Membership and Meetings. Under its charter, the Compensation Committee must have a minimum of three members, two of which must meet the definition of a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). All Compensation Committee members must be independent under NYSE rules. The Board has determined that each current Compensation Committee member meets these qualifications, as further discussed below under “Director Independence.” The Compensation Committee meets as often as necessary to carry out its responsibilities, but no less than quarterly. In 2023, the Compensation Committee met four times.

Nominating & Governance Committee

Purpose and Responsibilities. The Nominating & Governance Committee is responsible for, among other things:

●	identifying individuals qualified to become members of our Board of Directors and recommending director candidates for election or reelection to our Board;
●	reviewing and making recommendations to our Board of Directors with respect to the compensation and benefits of directors;
●	reviewing and approving or ratifying all related-party transactions in accordance with the Company’s Related Person Transactions Policy;
●	assessing the performance of our Board of Directors and its committees; and
●	monitoring our governance policies, principles and practices, including periodic review of the Company’s strategy, initiatives and policies regarding environmental, social and governance matters that are significant to the Company.

Information about the Nominating & Governance Committee’s process and procedures for establishing director compensation appears below under the “Director Compensation” section.

Membership and Meetings. Under its charter, the Nominating & Governance Committee must have a minimum of three members, each of whom must be independent under NYSE rules. The Board has determined that each member meets this standard, as discussed below under “Director Independence.” The Nominating & Governance Committee meets as often as necessary to carry out its responsibilities, but no less than quarterly. In 2023, the Nominating & Governance Committee met four times.

Director Nomination Process, Director Qualifications and Board Diversity

Director Selection Process and Qualifications. The Nominating & Governance Committee is responsible for identifying and reviewing the qualifications and skills of Board candidates and for recommending candidates for membership on our Board of Directors. The Board has continually sought directors with backgrounds and skills important to the priorities of the Company, which continue to change in connection with our strategic

16	National Bank Holdings Corporation

objectives, including our digital strategy. Significant banking regulatory skills were added when Mr. Joseph joined our Board in 2014. In 2016, high-level technology and cybersecurity skills were added with the appointment of Mr. Zeile as a director. The 2021 additions of Ms. Gupta and Mr. Sobers not only added diversity to our Board, but Ms. Gupta brings a breadth of digital payments skills and Mr. Sobers brings his significant years of consumer banking experience, both of which reflect the continual evolution of our Board. The 2024 addition of Ms. Doyle brings significant experience in accounting, risk management and regulatory affairs, and Ms. Doyle qualifies as an “audit committee financial expert” as defined by SEC regulations. The breadth of experience and skills of the proposed Board is exemplified by the Board Skills Matrix chart below:

Director Diversity and Director Appointments. The Nominating & Governance Committee considers diversity in its assessment of potential nominees for Board membership, pursuant to our Governance Guidelines. Since mid-2021, we have added three new diverse Board members with important experience and skillsets, as discussed above. These have included Patrick Sobers (August 2021), Alka Gupta (November 2021) and Robin Doyle (March 2024). Combined with the retirement of Burney Warren, a director since 2009, these additions have significantly increased our board diversity and reduced the average age and tenure of our directors.

Shareholder Nominations. Shareholders are welcome to recommend candidates for membership on the Board. The Nominating & Governance Committee, in accordance with its charter, will evaluate candidates in the same manner that it evaluates other potential nominees. Our Bylaws require timely notice of shareholder nominations to our Secretary, as further discussed in the section “2025 Annual Meeting of Shareholders - Shareholder Proposals” elsewhere in this proxy statement. In order to make a nomination, a shareholder must be a shareholder at the time the Company gives notice of its annual meeting and at the time of the annual meeting, must be entitled to vote at the annual meeting, and must comply with the procedures of our Bylaws. The Bylaws require certain information regarding shareholders who wish to nominate candidates for Board membership. This includes (i) the name and address of such shareholder, as they appear on the Company’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith, (collectively, the “Nominating Party”), (ii) information regarding the shares owned by the Nominating Party, (iii) information regarding derivative and other instruments regarding the Company’s stock that the Nominating Party owns, (iv) contracts, arrangements, understandings or relationships the Nominating Party has entered into concerning the Company’s stock and (v) other information relating to the Nominating Party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. For complete description of the requirements and procedures for shareholder nominations, please refer to our Bylaws.

2024 Annual Proxy Statement	17

Compensation Committee Interlocks and Insider Participation

During 2023, Messrs. Zeile, Clermont, Dean and Warren and Ms. Gupta served as members of our Compensation Committee. Mr. Warren did not stand for re-election and retired on May 9, 2023. None of them has at any time been an officer or associate of the Company, and none has had any relationship with the Company of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers serves or has served as a member of the Board of Directors, Compensation Committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Director Independence

Our Governance Guidelines and committee charters require that a majority of the members of the Board of Directors and all members of the Audit & Risk Committee, the Compensation Committee and the Nominating & Governance Committee meet the criteria for independence required by the NYSE. Our Governance Guidelines require all members of the Audit & Risk Committee to meet the heightened independence requirements for audit committee members under the Exchange Act.

In February 2024, the Board, with the assistance of the Nominating & Governance Committee, undertook its annual review of director independence. In connection with this review, the Board evaluated banking, commercial, business, investment, legal, charitable, consulting, familial or other relationships with each director, and us and our affiliates. As a result of this review, the Board affirmatively determined that all of the directors are independent of the Company and its management under the corporate governance standards of the NYSE, including applicable SEC rules, with the exception of Mr. Laney because of his employment as an executive of the Company and Mr. Sobers due to his service until June 30, 2021 as an executive officer of NBH Bank. As part of the due diligence process in evaluating Ms. Doyle as a director candidate, the Board determined that Ms. Doyle has also met the director independence criteria as described above.

Board Leadership Structure

The Board is responsible for overseeing the exercise of corporate power and seeing that our business and affairs are managed to meet our stated goals and objectives and that the long-term interests of our shareholders are served. The Company currently does not have a fixed policy with respect to whether the same person may serve as both the Chairman of the Board and the Chief Executive Officer. The Board believes that it is in the best interests of the Company for the Board, in consultation with the Nominating & Governance Committee, to make this determination from time to time. Pursuant to the Company’s Governance Guidelines, when the position of Chairman of the Board is not held by an independent director, the independent directors shall appoint an independent director to serve as the independent Lead Director.

In 2014, the Board elected Mr. Laney, President and Chief Executive Officer of the Company, to serve as Chairman of the Board and the independent directors appointed Mr. Clermont to serve as the independent Lead Director. The Board concluded, based upon the Company’s size and history and its years of experience with Mr. Laney as Chief Executive Officer and as a fellow director, that a combined Chairman/CEO role for Mr. Laney and an independent Lead Director with a strong role and defined authorities is the better corporate governance structure for the Company. The Board considered Mr. Laney’s strong leadership roles with the Company’s shareholders and other stakeholders and with ongoing strategic planning, among other factors, and Mr. Clermont’s demonstrated ability to work with the Company’s senior management and provide leadership on Board and committee issues. The Board has been very pleased with its ten years of experience under this board leadership structure, which has enhanced Board communication and strategic planning.

The Board believes that both the duties of the independent Lead Director under the Company’s Governance Guidelines and the Board’s practice of regular meetings of, and communications between, directors in executive session without management are important parts of the Company’s corporate governance safeguards. Pursuant to the Company’s Governance Guidelines, the duties of the Lead Director include: (i) serving as a liaison, and facilitating communication, between the Chairman of the Board and the other directors; (ii) organizing, convening and presiding over executive sessions of the independent directors;

18	National Bank Holdings Corporation

(iii) presiding at all meetings of the Board at which the Chairman of the Board is not present; (iv) approving meeting schedules and agendas proposed by the Chairman and Chief Executive Officer, and consulting with the Chairman and Chief Executive Officer regarding the information to be provided to the directors in conjunction with such meetings; (v) serving as an advisor to the Board committees, chairs of the Board committees and other directors; (vi) serving as a member ex officio of each of the Board’s standing committees, with full voting rights on each such committee; (vii) if requested by major shareholders, ensuring that he or she is available for consultation and direct communication; (viii) calling meetings of the Board if deemed advisable by the independent Lead Director; and (ix) such other duties and responsibilities as assigned from time-to-time by the independent directors. As part of his duties as independent Lead Director, Mr. Clermont speaks regularly with Mr. Laney and other executives throughout the year.

Our current Board leadership structure supports the independence of directors. The directors meet in executive session without the Chairman & CEO or anyone from management a minimum of four times a year and each of the standing committees is comprised solely of and led by independent directors. Our independent Lead Director presides at each executive session of the independent directors of the Board and the independent committee chairs preside over the executive sessions of their respective committees. Moreover, both the Chairman and the independent Lead Director, as well as Ms. Spring and Messrs. Joseph and Sobers, serve as members of the Board of Directors of the Company’s wholly-owned subsidiaries, NBH Bank (the “Bank Board”), and Bank of Jackson Hole Trust (the “BOJHT Board”) which further contributes to the oversight of our business, management and policies.

The Board’s Role in Risk Oversight

Our Board of Directors oversees risk management throughout the Company. The Board accomplishes this primarily through its three standing committees, each of which is active in risk management.

The Audit & Risk Committee is responsible for oversight of the Company’s market, credit, liquidity, fraud, legal, compliance and other financial, operational (including cybersecurity) and reputational risks. The Audit & Risk Committee is further responsible for reviewing and approving guidelines, policies and processes for managing these risks. The Audit & Risk Committee monitors the Company’s risk exposure in all risk categories through regular reports prepared by members of management, including the Company’s Chief Risk Management Officer (“CRMO”). The Audit & Risk Committee determines the risk appetite of the Company. Additionally, the Audit & Risk Committee meets with representatives from the Company’s internal audit function and the Company’s independent registered public accounting firm, including in executive sessions without management present.

The Company devotes considerable resources to protect the confidentiality, integrity, and availability of its subsidiary Banks’ systems and data, including associate and client information. Through coordinated efforts across our information technology, risk management, and third parties, we continuously enhance our suite of cyber-defense and information security capabilities. Further, the Audit & Risk Committee is updated quarterly on Information Security and Cybersecurity trends and current efforts, and receives an annual report on the Company’s Information Security Risk Assessment efforts. Mr. Zeile, one of our directors who has extensive experience in information technology and cybersecurity matters, regularly discusses the Company’s technology initiatives with senior management responsible for these areas. In addition, Ms. Gupta has added deep experience in digital transformation and digital payment systems to our Audit & Risk Committee as a member. Both Mr. Zeile (chair) and Ms. Gupta, along with Mr. Clermont are members of the Emerging Technologies Sub-Committee that reports to our Audit & Risk Committee, that assists with oversight of emerging technologies with respect to current and future risks associated with new technologies being considered by the Company and how such technologies fit into the Company’s overall strategy.

The Compensation Committee oversees risks related to compensation and human capital management, including risks that may arise from the Company’s incentive compensation practices. The Compensation Committee oversees and evaluates the design, administration and risk management of all of the Company’s material incentive compensation arrangements to ensure consistency with the safety and soundness of the Company and to appropriately balance risk and reward. The Compensation Committee also oversees the annual compensation risk assessment to identify any compensation practices that may present an unacceptable level of risk to the Company. In addition, the Compensation Committee oversees risks

2024 Annual Proxy Statement	19

associated with human capital management in its oversight of the Company’s talent management and succession planning process.

The Nominating & Governance Committee oversees the Company’s governance program. This includes the Company’s Code of Ethics, Insider Trading Policy, disclosure policies, management of potential conflicts of interest, including related party transactions, and director independence.

Communications with Directors

Shareholders and other interested parties who wish to communicate with the Board, the independent directors as a group, or one or more individual directors may do so by contacting the Board’s Secretary by mail at National Bank Holdings Corporation, 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111. Under our Governance Guidelines, the Secretary is responsible for referring such communication to the Board.

Environmental, Social and Governance (ESG) Matters – “Doing Good Committee”

Beginning with our Board and through our associate base, we are committed to “Doing Good.” It is our strong belief in “Doing Good” that leads to our many efforts regarding ESG and sustainability with respect to our people, our clients, and with a focus on strengthening the communities and markets in which we operate our business. The following summary sets forth the activities undertaken by the Company that reflect its guidance with regards to its environmental, social and governance commitment to “Doing Good”, under the leadership of our Doing Good Committee. Our Doing Good Committee is comprised of a multi-disciplinary group of associates throughout NBH Bank with oversight by the executive management team. Additionally, Patrick Sobers, one of our directors, acts as the co-chair of the Doing Good Committee and as the liaison to our Board of Directors, providing guidance and updating the Board on our activities.

Environmental

We are committed to safeguarding the environment through minimizing our impact by using environmentally friendly office products and materials and optimizing our use of office and banking center space. In addition, we continue to focus and invest in our mobile and digital platforms, resulting in a reduction in paper and fuel emissions. We have provided financing for green and sustainable businesses and are actively exploring more opportunities to invest in these industries.

Social

Our corporate culture is driven by our commitment to “Doing Good,” supported by our core values of Integrity, Meritocracy, Teamwork, Citizenship and community. The Company was founded in 2009 during the great recession, and the strong fundamentals and conservative principles that we put in place at our inception have consistently shaped how we operate our business.

Responsible and Client-Focused Business Practices

Our commitment to deliver common sense banking through building relationships with our clients that are based on the principles of fairness and simplicity continues to guide our business practices. We recognize that if our clients succeed, we succeed.

Our banking subsidiaries are community banks that understand that small businesses are critical for job creation, innovation and keeping money in the local communities we serve. Our subsidiary NBH Bank is an approved lender in the Small Business Administration’s (SBA) Preferred Lender Program. We offer a range of SBA loans and products to support our small business clients seeking to grow and expand their businesses. Through our acquisition of Rock Canyon Bank in September 2022, we obtained a highly successful SBA business platform. Additionally, our acquisition of the Bank of Jackson Hole has enabled us to offer trust and wealth management services to our clients and communities through the Bank of Jackson Hole Trust.

20	National Bank Holdings Corporation

Knowledge is power and we provide resources on our bank websites to keep our clients informed on a number of important topics, including cyber security, fraud, financial planning, business trends, and more.

Supporting our Communities

The Company has a long-standing commitment to corporate social responsibility. We recognize our role in building and contributing to the health and safety of our surrounding community and workforce. We believe that our Company’s long-term success is deeply tied to the welfare of the communities we serve. We support a number of causes that underscore our focus on corporate social responsibility with our priorities being on helping people: (1) find meaningful work (2) find affordable housing, and (3) become financially empowered.

We strive to make a positive impact in the communities we serve through consistent engagement, as well as maintaining strong partnerships with a wide range of charitable organizations and causes. All of our associates are granted eight paid hours each year to donate their time to non-profit organizations that align with our Community Reinvestment Act (CRA) initiatives. In addition to volunteering their time, our associates hold board and committee positions, both internally and externally, aimed to better the communities we serve.

In 2023, we completed our eighth Do More Charity Challenge® and also organized and hosted the first Do More Concert® with proceeds benefiting Alphapointe. We continue to contribute directly to a wide range of nonprofits in our communities. Our NBH Charitable Foundation provided much needed funding to nonprofits including the Third Way Center, Young Americans Center for Financial Education and Habitat for Humanity in Metro Denver, Junior Achievement in Kansas City, Utah, Texas, and Idaho, People Fund in Texas, and Hope House and People of All Colors Succeed in Kansas City.

Human Capital

Our core values also represent our belief that our Company’s long-term success is deeply tied to having a dedicated and engaged workforce. We are committed to building and contributing to a healthy workplace environment for our associates by investing in competitive compensation and benefit packages, promoting inclusion of diverse viewpoints and backgrounds, providing training and career development opportunities and promoting qualified associates within our organization. We also encourage our associates to connect with one another through our various associate peer network groups.

Equity, Diversity and Inclusion

We are committed to attracting, developing, and retaining associates who reflect the communities in which we serve. Additionally, equity, diversity and inclusion helps us to connect and build better relationships within our Company and communities. This is reflected in the following data:

●	The Company’s workforce is made up of 1,274 full-time and part-time associates and the average tenure is six years as of December 31, 2023.
●	63% of the Company’s workforce is female and 54% of the Company’s managerial roles are female, as of December 31, 2023.
●	Minorities represent 25% of the Company’s workforce and 21% of the Company’s managerial roles, as of December 31, 2023.
●	In 2023, we hired 371 associates, and 62% of those new associates were female and 35% were minorities.

The Company oversees its equity, diversity, and inclusion efforts through our Doing Good Committee. To further our diversity goals for our workforce, the Company has also implemented programs to foster equality and leadership opportunities for the entire associate base, including events with keynote speakers, panels and forums to gather associate feedback. Our management team also plays an integral part in championing women and minorities in business by hosting networking events, serving on panels and sponsoring relevant events that foster understanding and engagement. Our independent directors Ms. Spring and Ms. Gupta also play a role in mentoring women in leadership positions within our Company. In addition, in 2023, our executive management team and Board of Directors completed inclusive leadership training. The training was also completed by senior leaders across the Company.

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Associate Compensation and Benefits

Our Company offers comprehensive benefits packages to our associates, including medical and prescription drug insurance, dental insurance and vision insurance as well as several voluntary benefit options. Our compensation structure recognizes the individual performance of our associates through merit-based salary increases with a focus on variable pay and paying for performance.

We also encourage our associates to think about their long-term financial stability. Our associates have the opportunity to participate in our 401(k) plan, which includes contribution matches from the Company. Additionally, we offer a stock purchase plan (ESPP) to our associates which allows those who work 20 hours or more per week to purchase shares in our Company at a 10% discount.

Safety and Respect in the Workplace

We are committed to providing a safe and secure work environment in accordance with applicable labor, safety, health, anti-discrimination and other workplace laws. We strive for all of our associates to feel safe and empowered at work. To that end, we maintain a whistleblower hotline that allows associates and others to anonymously voice concerns. We prohibit retaliation against an individual who reported a concern or assisted with an inquiry or investigation.

Governance

As a financial holding company, with two bank subsidiaries, we are subject to an array of laws, many of which are aligned with the goals of ESG, the Community Reinvestment Act, the Bank Secrecy Act, fair lending laws and privacy laws. Our compliance program is designed to ensure that we are in compliance with these laws and regulations. Our program includes, among other things, tailored policies and processes that are reviewed on a regular basis, periodic training on such policies, periodic audits by our compliance team and/or our internal audit team, regular updates to the Audit & Risk Committee and our whistleblower hotline. In addition, our bank subsidiaries go through robust safety and soundness and compliance exams conducted by state and federal bank regulators. Apart from our compliance program and staying true to our core values, our fundamental belief is to operate our business in a transparent manner.

Our full Board is primarily responsible for our ESG strategy and receives quarterly updates. Our Board extensively discusses ESG matters throughout its meetings. In addition, the Audit & Risk Committee receives quarterly written and oral reports on a number of ESG-related topics, including risk management, credit risk, cyber and information security and regulatory compliance, etc. The Nominating & Governance Committee monitors corporate governance trends on an annual basis, including trends relating to ESG, and our Compensation Committee receives periodic updates on our human capital strategy, both from a compensation and benefits perspective.

22	National Bank Holdings Corporation

Director Compensation

Compensation Principles. The Nominating & Governance Committee and the Board believe director compensation should be based upon the following principles:

●	to align director interests with those of our shareholders, Board compensation should be predominately (at least 50%) equity-based and reinforced by stock ownership requirements;
●	director compensation should be sufficient to attract and retain high caliber experienced directors and commensurate with the work required and responsibilities undertaken; and
●	to foster management solicitation of director input and minimize administrative burdens, directors should receive annual retainers and not individual meeting fees.

Compensation Elements. In 2023, each director (other than Mr. Laney) received an annual cash retainer of $75,000 for his or her service as a member of the Board of Directors, except that the independent Lead Director received an additional $10,000 annual cash retainer. Mr. Warren’s retainer was pro-rated for his days of service as a director in 2023 and Ms. Doyle was not appointed until 2024. The chair of the Audit & Risk Committee received an additional annual cash retainer of $30,000 and each of the chairs of the Compensation and Nominating & Governance Committees received an additional annual cash retainer of $20,000. All cash retainers for our directors are paid quarterly, in arrears. In addition, each director (other than Mr. Laney) received an annual grant of restricted stock with an aggregate grant date fair value of $120,000, except that the independent Lead Director received an annual grant of restricted stock with an aggregate grant date fair value of $140,000. The annual grants are made on the day of our Annual Meeting of Shareholders, with 50% of the shares vesting 180 days following such date and 50% of the shares vesting on the date immediately preceding our next Annual Meeting of Shareholders, in each case, subject to continued service. No individual meeting fees are paid for either Board meetings or committee meetings, whether in person or by telephone. We reimburse directors for expenses incurred in their Board service, including the cost of attending Board and committee meetings. We generally do not provide personal benefits (perquisites) to our directors. Our directors are eligible to participate in the Company’s Nonqualified Deferred Compensation Plan described in “Nonqualified Deferred Compensation Plan” below. In 2023, Ms. Spring participated in the plan.

Compensation Review. Our director compensation structure and amounts are reviewed regularly, with the assistance of our independent compensation consultant. In April, 2023, after a competitive bid process pursuant to which several compensation consultants were considered, the Compensation Committee selected Pay Governance, LLC (“Pay Governance”) as its new independent compensation consultant to assist it with fulfilling its responsibilities related to the oversight of the executive officer and non-employee director compensation. Director compensation was last changed with the guidance our prior compensation consultant, F. W. Cook, for the year beginning 2023.

Stock Ownership Guidelines. We believe ownership of NBHC stock aligns the interests of directors with those of our shareholders and emphasizes the long-term aspects of equity-based compensation. Under the current director stock ownership guidelines (the “Director Stock Ownership Guidelines”), each of our directors (other than Mr. Laney) are required to beneficially own shares of NBHC stock worth five times their annual board cash retainer within five years (the “Director Minimum Ownership Threshold”). Shares counted for the purposes of the Director Stock Ownership Guidelines includes vested restricted shares and all other shares owned outright. Unvested restricted shares and unexercised stock options do not count towards the threshold. Directors who have not achieved the Director Minimum Ownership Threshold are required to retain 50% of the after-tax portion of vested stock awards until the threshold is met. As of March 11, 2024, all applicable directors were in compliance with the Director Stock Ownership Guidelines, with all at or above the Director Minimum Ownership Threshold, with the exception of Ms. Gupta, who joined the Board on November 1, 2021.

Mr. Laney, as an associate of the Company, does not receive separate compensation for his service on the Board of Directors. Information on his compensation is included under the section “Executive Compensation” elsewhere in this proxy statement.

2024 Annual Proxy Statement	23

The Compensation for our directors (other than Mr. Laney, whose compensation is disclosed in the section entitled “Executive Compensation” below, and Ms. Doyle who did not join our Board until March 2024) during 2023 was as follows:

2023 Director Compensation Table

	Fees earned or paid	Stock
	in cash	awards	Total
Name	($)(1)	($)(2)(3)	($)
Ralph W. Clermont	115,000	140,000	255,000
Robert E. Dean	95,000	120,000	215,000
Alka Gupta	75,000	120,000	195,000
Fred J. Joseph	75,000	120,000	195,000
Patrick Sobers	75,000	120,000	195,000
Micho F. Spring	75,000	120,000	195,000
Burney S. Warren, III(4)	26,812	—	26,812
Art Zeile	95,000	120,000	215,000
(1)	All of Ms. Spring’s cash retainer for 2023 was deferred and credited to an account in her name under the Company’s Nonqualified Deferred Compensation Plan.

(2)	Represents the aggregate grant date fair market value of the restricted stock awards granted to each of our directors (other than Mr. Laney) in 2023, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”), using the valuation assumptions described in Note 16, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended December 31, 2023.

(3)	As of December 31, 2023, our directors (other than Mr. Laney) held the following unvested restricted stock and option awards: 2,510 shares of unvested restricted stock with respect to Mr. Clermont, 2,151 shares of unvested restricted stock and 15,876 vested options with respect to Mr. Sobers (with all option awards having been granted to Mr. Sobers in connection with his previous service as an executive officer of the Company), and 2,151 shares of unvested restricted stock with respect to Messrs. Dean, Joseph and Zeile and Mses. Spring and Gupta.

(4)	Mr. Warren’s term as a director ended on May 9, 2023.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions Policy and Procedures

The Board has adopted a written policy that establishes a framework for the review and approval or ratification of transactions between the Company and its related persons and/or their respective affiliated entities. We refer to this policy as our “Related Person Transactions Policy.” The Related Person Transactions Policy is available on our website at www.nationalbankholdings.com.

“Related Persons” under this policy include our directors, director nominees, executive officers, persons who recently served as directors or executive officers, holders of more than 5% of any class of our voting securities and immediate family members of any of the foregoing persons. An “immediate family member” of a related person means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law of a related person and any person (other than a tenant or employee) sharing a household with a related person.

Under the Related Person Transactions Policy, no Related Person Transaction may be consummated or continued unless approved by the Nominating & Governance Committee.

24	National Bank Holdings Corporation

A “Related Person Transaction” is any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which the Company (or any of its subsidiaries) is, was or will be a participant and the amount involved exceeds $120,000, and in which the Related Person had, has or will have a direct or indirect material interest, other than:

●	employment relationships or transactions involving an executive officer and any related compensation solely resulting from such employment if (i) at any time when the Company is subject to Sections 13 or 15(d) of the Exchange Act, the compensation is required to be reported in the Company’s annual proxy statement, and at any time when the Company is not subject to such Sections of the Exchange Act, the compensation is approved by the Compensation Committee of the Company or (ii) the executive officer is not an immediate family member as defined above and such compensation was approved, or recommended to the Board for approval, by the Compensation Committee;
●	compensation for serving as a director of the Company;
●	payments arising solely from the ownership of the Company's equity securities in which all holders of that class of equity securities received the same benefit on a pro rata basis;
●	indebtedness arising from ordinary-course transactions such as the purchases of goods and services at market prices, and indebtedness transactions with any person or entity that is a Related Person only because such person or entity owns more than 5% of any class of the Company’s voting securities;
●	transactions where the rates or charges are determined by competitive bids;
●	transactions where the rates or charges are fixed in conformity with law or governmental authority in connection with the provision of services as a common or contract carrier or public utility;
●	ordinary course transactions involving the provision of certain financial services (e.g., by a bank depository, transfer agent, registrar, trustee, etc.).

The Nominating & Governance Committee is responsible for approving, ratifying or disapproving of all Related Person Transactions. Prior to the consummation of any Related Person Transaction, Company management is responsible for providing the Nominating & Governance Committee with all material information regarding the potential Related Person Transaction and the interest of any Related Persons in such transactions. The Nominating & Governance Committee shall only approve or ratify a Related Person Transaction if it determines that the transaction is in, or not inconsistent with, the best interests of the Company and its shareholders. No member of the Nominating & Governance Committee shall participate in the review, consideration or approval of any Related Person Transaction with respect to which such member or any member of his or her immediate family is a Related Person.

In the event management determines it is impractical or undesirable to wait until the next meeting of the Nominating & Governance Committee to approve a Related Person Transaction, the Chair of the Nominating & Governance Committee may review and approve the Related Person Transaction, in accordance with the criteria set forth herein. The Chair of the Nominating & Governance Committee will report any such approval to the Nominating & Governance Committee at its next regularly scheduled meeting.

Ordinary Course Transactions

During 2022 and 2023, certain of the executive officers and directors of the Company, or of NBH Bank or Bank of Jackson Hole Trust (our wholly-owned bank subsidiaries), and affiliates of such persons have, from time to time, engaged in banking transactions with NBH Bank and are expected to continue such relationships in the future. All loans or other extensions of credit made by NBH Bank to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectability or present other unfavorable features.

2024 Annual Proxy Statement	25

Proposal 2 - Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit & Risk Committee of the Board of Directors has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the year ending December 31, 2024, and the Audit & Risk Committee has determined that such appointment is in the best interest of the Company and its shareholders. KPMG’s tenure as the auditor of the financial statements of the Company began in 2010, which included auditing the 2009 financial statements. To help ensure the independence of our independent registered public accounting firm, the Audit & Risk Committee oversees the required five year rotation of our lead audit partner and also, on a periodic basis, considers the rotation of our independent registered public accounting firm. In determining whether to reappoint KPMG, the Audit & Risk Committee also periodically considers, among other things, the following: (1) the advisability and potential impact of selecting a different independent registered public accounting firm, (2) experience auditing banks our size, (3) reasonableness of fees, (4) the quality of communications with the Audit & Risk Committee and management, (5) a review of KPMG’s performance of the annual audit, and (6) a review of the quality initiatives and steps KPMG is taking to improve the quality and efficiency of its audits.

Shareholders will vote during the Meeting to ratify such appointment. Representatives from KPMG are expected to be present at the Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board recommends you vote “FOR” the proposal to ratify the appointment of KPMG as our independent registered public accounting firm for 2024.

KPMG Fees

We incurred the fees shown in the following table for professional services provided by KPMG for 2023 and 2022:

	2023	2022
Audit fees	$1,439,500	$1,800,000
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$1,439,500	$1,800,000

Audit Fees. Audit fees principally relate to the audit of our annual financial statements, the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q and the audit of our internal control over financial reporting. In 2023, audit fees included fees related to the acquisition of Cambr Solutions, LLC. In 2022, audit fees included fees related to the acquisitions of Bancshares of Jackson Hole Incorporated and Community Bancorporation.

Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above. There were no audit-related fees in 2023 and 2022.

Tax Fees. Tax fees principally relate to the preparation of tax returns, compliance services, tax planning and consultation services. There were no tax fees paid to KPMG in 2023 and 2022.

All Other Fees. All other fees consist of fees for products and services other than the services reported above. There were no such fees paid to KPMG in 2023 and 2022.

26	National Bank Holdings Corporation

Audit & Risk Committee Pre-Approval Policies and Procedures

The Audit & Risk Committee selects and oversees our independent registered public accounting firm. The Audit & Risk Committee’s charter requires that the committee pre-approve all audit, audit-related, tax and other services performed by the independent registered public accounting firm, subject to de minimis exceptions for certain non-audit services, so long as such services are approved by the committee prior to the completion of the audit. In approving any non-audit services, the Audit & Risk Committee considers whether the provision of the services would impair the independent registered public accounting firm’s independence.

The Audit & Risk Committee may delegate pre-approval authority and responsibility to individuals or to designated subcommittees consisting of one or more members of the committee, provided that any such pre-approvals are presented to the committee at its next scheduled meeting. The Audit & Risk Committee has delegated such pre-approval authority to its Chair.

In 2023 and 2022, the Audit & Risk Committee pre-approved all of the audit services provided by KPMG.

Audit & Risk Committee Report

The Audit & Risk Committee’s charter, a copy of which is available on the Investor Relations section of our website at www.nationalbankholdings.com, sets forth the Audit & Risk Committee’s purposes and responsibilities. The seven members of the Audit & Risk Committee are named below. Each member is independent, as independence for audit committee members is defined by NYSE rules and SEC regulations. The Board has determined, in its business judgment, that each member of the Audit & Risk Committee is financially literate as required by NYSE rules and that Mr. Clermont and Ms. Doyle each qualifies as an “audit committee financial expert” as defined by SEC regulations.

Management has primary responsibility for our consolidated financial statements, the overall reporting process, maintaining adequate internal control over financial reporting and, with the assistance of our internal auditors, assessing the effectiveness of our internal control over financial reporting. The Audit & Risk Committee reviews with management the Company’s major financial risk exposures and the steps management has taken to monitor, mitigate, and control such exposures. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). This audit serves as a basis for the auditors’ opinion included in the annual report to shareholders addressing whether the financial statements fairly present our financial position, results of operations, and cash flows in conformity with U.S. generally accepted accounting principles as of and for the year ended December 31, 2023. The Audit & Risk Committee’s responsibility is to monitor and oversee these processes.

The Audit & Risk Committee has reviewed and discussed our 2023 audited consolidated financial statements with management and KPMG. The Audit & Risk Committee has discussed with KPMG the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees, including matters relating to the conduct of the audit of our consolidated financial statements. KPMG has provided to the Audit & Risk Committee the written disclosures required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit & Risk Committee concerning independence, and the Audit & Risk Committee has discussed with KPMG that firm’s independence from us. Based on this review and these discussions, the Audit & Risk Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC.

Current Members of the Audit & Risk Committee:

Ralph W. Clermont, Chair

Robert E. Dean

Robin Doyle (March 2024)

Alka Gupta

Fred J. Joseph

Micho F. Spring

Art Zeile

2024 Annual Proxy Statement	27

Proposal 3 - Advisory Vote on Executive Compensation (Say-on-Pay)

Non-Binding Advisory Vote

The Company seeks your advisory vote on the following resolution to approve the compensation of our named executive officers:

“Resolved, that the shareholders of National Bank Holdings Corporation hereby approve, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Effect of Non-Binding Advisory Vote

This advisory vote is not binding on the Company. Our Board and our Compensation Committee do, however, review the results of the vote and, consistent with our commitment to shareholder engagement, will take it into account in determining executive compensation.

Compensation Philosophy

The Company’s compensation philosophy is designed to attract, develop and retain the talent needed for the organization’s continued success in building a competitive franchise and executing our strategic plan. We intend these programs to be aligned with performance goals that motivate executives to achieve strategic goals prudently and within acceptable risk parameters. Our executive compensation program is designed to reward individual contributions and to create long-term shareholder value. Our compensation philosophy is discussed in greater detail in the “Compensation Discussion and Analysis” section elsewhere in this proxy statement.

Recommendation

The Board encourages you to read both the “Letter to Shareholders from the Compensation Committee” section starting on page 31 and the “Compensation Discussion and Analysis” section starting on page 35. The Compensation Committee is committed to maintaining a strong link between pay and performance and explaining the rationale for its pay decisions. For these reasons, we strongly believe you should approve the compensation of our named executive officers.

E prop

The Board recommends you vote “FOR” the proposal to approve the Advisory Vote on Executive Compensation (Say-on-Pay).

28	National Bank Holdings Corporation

Executive Officers

The age, business experience and current position of each person who currently serves as an executive officer are as follows:

National Bank Holdings Corporation Executives (the “HoldCo Executives”)

G. Timothy Laney, Age 63

Biographical information for Mr. Laney is provided in the section “Proposal 1 - Election of Directors” elsewhere in this proxy statement.

Aldis Birkans, Age 50

Mr. Birkans has served as the Company’s Chief Financial Officer since August 2018. He currently serves on the Board and is Chief Financial Officer of NBH Bank. Mr. Birkans also serves on the Board and is President and Chief Financial Officer of Bank of Jackson Hole Trust, and is a member of its Trust Committee. He also serves as a board member of the USDF Consortium, of which NBHC is a founding member. Prior to joining the Company in 2011, Mr. Birkans was a Vice President, Assistant Treasurer of M&I Bank for five years, where he was responsible for capital management, investments, corporate liquidity and risk management related to the bank’s financial activities. In addition, Mr. Birkans worked at Citigroup as a Senior Vice President, Corporate and Investment Bank Treasury. Mr. Birkans holds a Master of Business Administration from Southern Methodist University, where he also received his Bachelor’s degree in economics and finance.

Richard U. Newfield, Jr., Age 62

Mr. Newfield has served as the Company’s Chief Risk Management Officer since 2011 and currently holds the same position at NBH Bank and Bank of Jackson Hole Trust. He currently serves on the Board of NBH Bank and Bank of Jackson Hole Trust, and is a member of the Trust Committee of Bank of Jackson Hole Trust. Mr. Newfield is the former Head of Business Services Credit at Regions Bank. He joined Regions in 2008 after a 23-year career at Bank of America. Mr. Newfield held various senior positions at Bank of America, including roles in risk management, credit, commercial banking, global bank debt and corporate marketing. He brings significant experience in the development and implementation of business models and integration of businesses during mergers. In addition, Mr. Newfield has led credit process reengineering initiatives, including risk and credit policy design, and other corporate governance initiatives.

Angela N. Petrucci, Age 47

Ms. Petrucci has served as the Company’s Chief Administrative Officer and General Counsel since July 2020 and currently holds the same positions at NBH Bank and Bank of Jackson Hole Trust. She currently oversees our legal, BSA/AML, marketing and project management, and human resources functions. She is a member of NBH Bank and Bank of Jackson Hole Trust’s board of directors, and a member of the Trust Committee of Bank of Jackson Hole Trust. Ms. Petrucci currently serves as an advisory board member of the Young Americans Center for Financial Education. She is also a member of the Colorado Bankers Association Government Affairs Committee and the American Bankers Association Bank PAC Committee. Prior to joining the Company in 2015, Ms. Petrucci was in-house counsel at Accenture, overseeing corporate governance and securities matters. Prior to that, she was an associate at the law firm of Chapman and Cutler LLP in Chicago, IL. Before attending law school, Ms. Petrucci was a commercial banker at First Chicago Bank (now JP Morgan Chase). Ms. Petrucci brings significant experience in banking, corporate transactional, securities and corporate governance matters over the span of her 25-plus-year career.

2024 Annual Proxy Statement	29

NBH Bank Executives (the “Bank Executives”)

Christopher S. Randall, Age 57

Mr. Randall has served as NBH Bank’s Executive Vice President and Head of Commercial and Specialty Banking since 2015. Prior to that, he was Senior Managing Director, Specialty Banking since 2013. He is a member of NBH Bank’s board of directors since 2017, and a member of the Bank of Jackson Hole Trust’s board of directors. Mr. Randall currently serves as an advisory board member of Lightspring Capital and is an external advisory partner of Coastline Capital. Mr. Randall was a Trustee of the University of Colorado Foundation, supporting all campuses of the University of Colorado System. Prior to joining NBH Bank, Mr. Randall was the director and founder of CoBiz Structured Finance, based in Denver, Colorado, since 2011. Previously, he was an executive of the Marquette Financial Companies as Senior Managing Director, COO and board member of MFC Capital Funding, a Chicago, Illinois-based national specialty finance and investing business that was started in 2005. Mr. Randall has over 30 years of leadership experience building a successful commercial banking and specialty finance business, providing debt and equity capital to lower middle market business across the U.S.

Ruth Stevenson, Age 74

Ms. Stevenson has served as NBH Bank’s Chief Client Executive since the merger of Peoples, Inc. in January 2018, and served as the Deposit Operations Executive from 2018 to 2023. Ms. Stevenson is a member of NBH Bank’s board of directors since 2019, and is a member of the Bank of Jackson Hole Trust’s board of directors. Ms. Stevenson also currently serves as a board member of the Office of the State Banking Commissioner for the State of Kansas. Prior to the merger, Ms. Stevenson served in a number of roles with Peoples Bank over an 18-year period, including President and Chief Operating Officer and as a member of its board of directors. Ms. Stevenson has worked in a variety of roles in financial services for more than 45 years, including President of a community bank, Director of Retail, Director of a mortgage division, Operations Manager for a mortgage division, and nearly every other capacity in banking and mortgage.

Brendan W. Zahl, Age 48

Mr. Zahl has served as NBH Bank’s Executive Vice President, Personal, Private and Residential Banking, and as the President of Community Banks of Colorado since 2021. Since joining the Company in 2018, Mr. Zahl has served in various capacities including Executive Vice President, Head of Residential Banking as well as the Executive Vice President, Head of Premier, Private and Residential Banking. He also serves as a member of NBH Bank and Bank of Jackson Hole Trust’s board of directors. Mr. Zahl currently is a member of the Colorado Bankers Association board of directors, and serves on the Property Committee of Partners in Housing and is the Chair of the FCA Southern Colorado Region Advisory Board. Prior to the merger, Mr. Zahl served as President and CEO of Peoples National Bank. Mr. Zahl began his banking career at FirstBank in Colorado Springs, Colorado. After a decade at FirstBank, he moved to Peoples National Bank in 2007 to take over Retail and Lending Management and was promoted to President and CEO of Peoples National Bank in 2012. Mr. Zahl has held several board, advisory, and volunteer roles with many other community organizations including Junior Achievement, United Way, Rotary International, and Habitat for Humanity. Mr. Zahl attended the University of Nebraska, where he was a member of two national championship football teams and graduated with honors with a Business Administration degree. He is also a graduate of the Graduate School of Banking, Madison, Wisconsin.

30	National Bank Holdings Corporation

Executive Compensation

LETTER TO SHAREHOLDERS

FROM THE COMPENSATION COMMITTEE

Fellow Shareholders,

Our Board and Compensation Committee continues to ensure that our executive compensation program is designed to align executive compensation with shareholder interests. We also focus on attracting and retaining the talent essential to providing vision, developing strategy and successfully executing our long-term strategy. The Board and the Compensation Committee remain committed to providing clear and comprehensive disclosure to help you understand how (1) our executive compensation programs are structured, (2) we assess performance and (3) performance leads to pay outcomes that are aligned with your best interests.

2023 Year in Review

In a year of heightened industry concern, we were able to deliver record full year net income and a record return on average tangible common equity. In addition, the Company continued to further its digital strategy with continued development of 2UniFiSM, a platform for small and medium sized businesses that will provide access to digital payment tools, under the safety of a regulated bank. We also further diversified our sources of funding and added another source of fee income via the strategic acquisition of Cambr Solutions, LLC (“Cambr”), a technology platform that provides access to core deposits from accounts offered through financial technology companies that provide us with a truly unique source of liquidity.

We also raised money for local charities through our eighth Do More Charity Challenge and first inaugural Do More Concert, and increased our volunteerism in our local communities.

2023 Financial Achievements

The Company achieved record financial performance despite a year of industry challenges:

●	Grew net income to a record $142.0 million for the year ended December 31, 2023.
●	Delivered record earnings per diluted share of $3.72.
●	Grew our tangible book value 10.4%.[1]
●	Generated a record full year return on average tangible common equity of 18.2%.[1]
●	Realized low net charge offs of just 2 basis points of total loans.
●	Delivered loan growth of 6.6% driven by strong loan originations of $1.5 billion.
●	Grew average total deposits by $1.3 billion or 18.7%.

1 Represents a non-GAAP measure. Please refer to Appendix A for a reconciliation of these measures.

Long Term Performance

As a Company, our strong fundamentals and conservative principles we put in place since our inception have enabled us to support our clients, associates and communities. In 2023, we achieved record earnings per diluted share.

The results of our efforts have helped secure our status as a leading regional bank franchise. As we look ahead, we will remain focused on our core bank franchise as well as enhancing our capabilities through our 2UniFiSM digital strategy, the expansion of our trust and wealth business and growth of our new Cambr business.

2024 Annual Proxy Statement	31

Diluted Earnings Per Share (Last 5 Years)

Non-Adjusted
Adjusted
$2.55
$2.85
$3.01
$3.05[1]
$0.87
$2.18
$3.72
2019
2020
2021
2022
2023

1Represents a Non-GAAP measure. Earnings per share has been adjusted in 2022 for $28.3 million of acquisition expenses, after-tax.

32	National Bank Holdings Corporation

CEO Compensation

Our philosophy for our CEO compensation is heavily weighted towards measures that directly align with shareholder value creation and is reviewed annually in consultation with the Compensation Committee’s independent compensation consultant, Pay Governance.

In 2023, the Compensation Committee held CEO base salary flat. The majority of our CEO’s compensation remains based on achieving specified performance metrics. The total amount of our CEO’s at-risk pay (Short-Term Incentive and Long-Term Incentive) and overall total compensation for 2021, 2022 and 2023 were as follows:

Year	Salary (Cash)	Short Term Incentive (Cash)	Long-Term Incentive (Equity)	All other Compensation	Total Compensation
2023	$850,000	$1,114,350	$1,441,511	$172,240	$3,578,101
2022	$826,923[1]	$1,302,404	$1,049,904	$111,158	$3,290,389
2021	$750,000	$1,012,500	$1,186,672[2]	$60,375	$3,009,547

1The CEO’s salary increased from $750,000 to $850,000 effective March 27, 2022.

2In 2021 the Compensation Committee reduced the cash payment under the 2020 STIP and shifted $136,750 of the cash amount to a grant of restricted stock.

Shareholder Engagement & 2023 Say-on-Pay Advisory Vote

At our 2023 Annual Meeting of Shareholders, we were pleased to receive a 95.3% vote in favor of our executive compensation (Say-on-Pay). Our record of shareholder engagement is strong, beginning with the regular meetings that our CEO and Chief Financial Officer (“CFO”) hold with our investors at various conferences and meetings throughout the year. In addition, the Company conducts an annual post-meeting shareholder engagement process with the corporate governance teams of our shareholders to understand any concerns or other feedback regarding our executive compensation program and governance practices. As part of the process, we contacted shareholders representing more than 57.2% of our shares outstanding.

Our engagement meetings discussed our practices and their views regarding compensation, sustainability, board composition and governance matters. We discussed our efforts in ESG and actions taken over the past year. In our discussions, shareholders provided feedback on our corporate governance practices, ESG efforts and provided their perspective on executive compensation and board composition and none expressed any major concerns.

Summary

The Board and the executive team remain committed to moving your Company forward with a clear priority of: delivering superior growth and performance for you, our shareholders. The Board and the Compensation Committee have the utmost confidence in the talent and determination of the executive team as we work to continue to execute on our long-term strategy and deliver value to our shareholders.

The Board and the Compensation Committee are also committed to ensuring the link between executive compensation and shareholder value creation is strong. As always, we will continue to evaluate our current compensation practices and monitor emerging best practices.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis (“CD&A”). Based on this review and these discussions, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in our 2023 Annual Report on Form 10-K for filing with the SEC.

2024 Annual Proxy Statement	33

We thank you for taking the time to read our disclosure and encourage you to vote in favor of our approach to executive compensation.

Sincerely,

National Bank Holdings Corporation Compensation Committee

/s/ Art Zeile	/s/ Ralph W. Clermont

Art Zeile	Ralph W. Clermont
Chair

/s/ Alka Gupta	/s/ Robert E. Dean

Alka Gupta	Robert E. Dean

34	National Bank Holdings Corporation

Compensation Discussion and Analysis

Introduction

In this section, which we refer to as the “CD&A”, we explain how we compensate the executive officers named in the “Summary Compensation Table” below (our “Named Executive Officers” or “NEOs”). Our NEOs for 2023 were:

●	G. Timothy Laney, Chairman, President and Chief Executive Officer
●	Aldis Birkans, EVP, Chief Financial Officer
●	Richard U. Newfield, Jr., EVP, Chief Risk Management Officer
●	Angela N. Petrucci, EVP, Chief Administrative Officer, General Counsel and Secretary
●	Christopher S. Randall, EVP, Head of Commercial, Specialty and Business Banking

Our approach to executive compensation is to pay for performance and to align compensation programs with effective risk management. We believe this approach to compensation will create sustainable shareholder value over the long term.

Philosophy, Objectives, Components and Highlights of Our Executive Compensation Program

Philosophy

We are at our best when we are providing our clients with banking advice and services that help them be successful. When we do this in accordance with our core values, it is a win-win for clients and the community. Because a key expectation of management is to build an effective organizational structure, it is particularly important that our executive compensation program be designed to attract, develop and retain the talent needed for the organization’s continued success in building a competitive franchise and executing our strategic plan. We intend this program to be aligned with performance goals that motivate executives to achieve our strategic goals prudently and within acceptable risk parameters. Our executive compensation program is designed to reward individual contributions and to create long-term shareholder value.

Objectives

Our executive compensation philosophy is designed to meet five key objectives:

●	ensure that the goals and interests of management are closely aligned with those of the Company, our shareholders, our clients and the communities we serve;
●	balance compensation to reward both short-term results and the strategic decisions and actions required to build a sustainable enterprise and create long-term value;
●	motivate executives to deliver a high level of business performance and prudently achieve strategic goals within acceptable risk parameters;
●	pay compensation based on corporate and individual performance; and
●	attract and retain highly qualified executives through a balance of cash and equity compensation.

2024 Annual Proxy Statement	35

Compensation Components

The total compensation of our NEOs consists primarily of the following components:

Compensation Component	Purpose	Considerations
Base Salary: Cash	To provide a fixed amount of cash compensation reflective of level and scope of responsibility and competitive practice.	NEO salary levels are based on: ■ experience; ■ scope of responsibilities; ■ individual performance; and ■ competitiveness with salary ranges at other banking organizations.

Short-Term Incentive Compensation: Cash	To motivate and reward our NEOs for meeting or exceeding corporate, business line and individual performance goals.

■  The annual short-term incentive for HoldCo Executives is 70% tied to quantitative financial metrics and 30% to qualitative metrics.

■  The annual short-term incentive for Bank Executives is 80% tied to quantitative financial metrics and 20% to qualitative metrics.

Long-Term Incentive Compensation: Equity Awards	Equity compensation links performance with the interests of our shareholders, promotes a long-term focus, and acts as an effective retention tool for key talent.

■  50% of the value in the form of performance-based restricted stock units that vest after a three-year performance period based on the achievement of financial and shareholder return metrics.

■  30% of the value is in the form of time-based restricted stock that vests over a three-year service period.

■  20% of the value is in the form of stock options that vest over a three-year service period.

This results in 70% of equity compensation being performance-based when stock options are included, as such awards only deliver value for share price appreciation from grant through the date of exercise).

36	National Bank Holdings Corporation

Compensation Component	Purpose	Considerations
Long-Term Incentive Compensation: 2UniFi Profits Interests	Profits interests in 2UniFi, LLC (in the form of Class B Units) promotes a long term focus on the growth and success of 2UniFi.

■  Profits interest awards in 2UniFi, LLC (in the form of Class B Units), which provides the opportunity to share in the future growth of 2UniFi only if the business value grows following the grant date. The profits interests create a direct incentive for our executives to generate operating results that drive long-term appreciation in the value of 2UniFi, LLC. The profits interest awards also support retention goals as the awards vest over 5 years, subject to continuous service.

Benefits & Perquisites	Benefits are designed to be generally competitive with other banking institutions.	We provide perquisites to our NEOs where we believe there is a strong business rationale for providing them (e.g., optimizing executive’s ability to be productive, safe and efficient).

Change in Control and Severance Arrangements

Employment agreements or change of control agreements, which include severance benefits and certain change in control benefits, are intended to reinforce and encourage the continued attention and dedication of our NEOs.

Change in control and severance arrangements also are an effective tool in attracting and retaining talent. All of our outstanding equity awards held by our NEOs contain a double-trigger acceleration of equity upon a change in control.

Compensation Best Practices

Best practices we have implemented with respect to our executive compensation program include the following:

●	Stock Ownership Guidelines. Our directors and the HoldCo Executives are subject to stock ownership guidelines that impose a holding requirement of 50% of the after-tax portion of vested and/or exercised awards until established ownership thresholds are met.
●	Anti-Hedging/Pledging Policy. Our Insider Trading Policy prohibits hedging or short sales involving Company securities. In addition, designated persons (including our NEOs) under the Company’s Insider Trading Policy are prohibited from pledging the Company’s securities.
●	Double-trigger Acceleration of Equity. All of our outstanding unvested equity awards held by our NEOs and all future equity awards granted under the 2023 Plan contain a double-trigger acceleration of equity upon a change in control.
●	Perquisites and Benefits. We provide perquisites to our NEOs where we believe there is a strong business rationale for providing them (e.g., optimizing executive’s ability to be productive, safe and efficient), and do not have a defined-benefit pension plan or supplemental executive retirement plans (SERPs).
●	Independent Compensation Consultant. The Compensation Committee engages Pay Governance as an independent compensation consultant for advice with respect to the Company’s executive compensation program.
●	Clawbacks. A new compensation recovery policy adopted in 2023 in accordance with NYSE and SEC rules to recover incentive-based compensation from executive officers after an accounting restatement as required by the rules. Additionally, the HoldCo Executives’ employment agreements as well as the equity award agreements for all associates contain clawback provisions for financial misstatements and other misconduct.

2024 Annual Proxy Statement	37

●	Risk Assessment. The Compensation Committee oversees a risk assessment of our compensation program that is performed annually.
●	Pay for Performance. 71% of the CEO’s compensation and 60% of the other NEOs compensation was at risk in 2023. Furthermore, NEOs are rewarded for attaining financial performance measures that are aligned with the interests of shareholders.
●	Capped Payouts. The maximum payouts under our 2023 Short-Term Incentive Plan are limited to 157.5% of the target opportunity for HoldCo Executives, with our Bank Executives having the opportunity to earn as much as a 192.5% payout in the event of extraordinary line of business or individual performance results. The maximum payouts under our long-term performance-based equity award are limited to 150% of the target opportunity for both HoldCo Executives and Bank Executives.
●	No Tax Gross Ups on Change in Control Payments. The Company does not provide for tax gross ups on change in control payments.
●	Prohibition on Repricing of Stock Options or Stock Appreciation Rights. Our equity plans prohibit the repricing of stock options or stock appreciation rights.

Setting Compensation for our Named Executive Officers

Executive compensation is set by the Compensation Committee, in collaboration with the compensation consultant and management.

Role of Compensation Committee

The Compensation Committee determines executive compensation. The Compensation Committee, comprised entirely of independent directors, sets compensation policy and administers our executive compensation program. The Compensation Committee acts independently, but works closely with our Board of Directors and members of management. The Compensation Committee has responsibility for setting the components of the CEO’s compensation and uses the assistance of Pay Governance, its independent compensation consultant, in determining executive compensation. The Chairman of our Compensation Committee takes an active role in meeting with Pay Governance. Our CEO, with the assistance of Pay Governance and our Chief Administrative Officer, develops initial recommendations for the other NEOs for the Compensation Committee’s consideration.

Role of Independent Compensation Consultant

The Compensation Committee has the authority to engage an external compensation consultant to assist them by providing information, analysis and other advice relating to the compensation of our NEOs. The compensation consultant reports directly to the Compensation Committee. In April, 2023, after a competitive bid process pursuant to which several compensation consultants were considered, the Compensation Committee selected Pay Governance as its new independent compensation consultant to assist with fulfilling its responsibilities related to the oversight of the executive officer and non-employee director compensation. As part of the engagement of Pay Governance in 2023, the Compensation Committee considered the independence factors required under the NYSE corporate governance standards, including the applicable SEC rules, and determined that Pay Governance was independent.

Role of Management

Our CEO and Chief Administrative Officer assist the Compensation Committee in designing and managing our executive compensation program. Our CEO attends meetings and makes recommendations to the Compensation Committee on the compensation of other NEOs. Our Chief Risk Management Officer advises the Compensation Committee on risk mitigation and assessment of compensation risk. None of our NEOs provides recommendations with respect to their own compensation.

38	National Bank Holdings Corporation

Market Data Review

Market pay levels and practices, including those of a self-selected peer group, are one of many factors the Compensation Committee considers in making executive compensation decisions. Market information provides an external frame of reference on the range and reasonableness of compensation levels and practices, and is used as a data point in decision-making and not as a primary factor. Internal considerations, competitive factors and the Company’s evolution are other factors the Compensation Committee considers in setting executive compensation. In early 2023, the Compensation Committee used the following Peer Group as recommended by F. W. Cook, (the Compensation Committee’s prior Independent Compensation Consultant) in setting executive compensation for 2023 (the “2022 Compensation Peer Group”):

Amerant Bancorp	Independent Bank Corp.
Brookline Bancorp Inc.	Lakeland Financial Corporation
ConnectOne Bancorp, Inc.	OceanFirst Financial Corp.
Customers Bancorp	Pathward Financial (Formerly Meta Financial)
CVB Financial Corp.	Preferred Bank
Eagle Bancorp Inc.	Southside Bancshares, Inc.
Enterprise Financial Services	The Bancorp, Inc.
First Foundation	The Stock Yards Bancorp, Inc.
Flushing Financial Corporation	TrustCo Bank Corp. NY
Heritage Financial Corporation	Veritex Holdings, Inc.

The 2022 Compensation Peer Group was reviewed in August of 2023 by Pay Governance, with input from the Compensation Committee and management. The directive from the Compensation Committee in 2023 for setting executive compensation for 2024 was to target companies with a focus in Fintech to recognize the Company’s evolving business model. After substantial review and consideration, the Compensation Committee approved the following peer group of 20 institutions (the “2023 Compensation Peer Group”) for setting executive compensation for 2024:

Amerant Bancorp	Heritage Financial Corporation
Axos Financial	Independent Bank Corp.
Brookline Bancorp Inc.	Lakeland Financial Corporation
ConnectOne Bancorp, Inc.	OceanFirst Financial Corp.
Customers Bancorp	Pathward Financial
CVB Financial Corp.	Preferred Bank
Eagle Bancorp Inc.	The Bancorp, Inc.
Enterprise Financial Services	The Stock Yards Bancorp, Inc.
First Foundation	Triumph Financial
Flushing Financial Corporation	Veritex Holdings, Inc.

In our 2023 peer group analysis, we shifted the primary focus from asset size to median market capitalization. Although we did consider other factors, asset size continued to be reviewed, as did revenue size, geography, investment in Fintech, complexity of the organization, and similarity of business lines and services and products offered to those of the Company. The companies in the 2023 Compensation Peer Group have a median market capitalization of $1 billion (as of June 30, 2023), ranging from approximately $265 million to approximately $2.3 billion. We believe the peers selected are a diverse group of financial institutions that provide the necessary breadth to be meaningful in evaluating NEO compensation.

Pay Governance summarized and provided the Compensation Committee with market data relating to base salaries, short-term cash bonuses, long-term equity awards, and total compensation for each of the top five officers at these peer companies, using the data provided in the peer company’s latest available proxy statement. The Compensation Committee also considers regional, as well as survey data from a larger segment of companies within the financial services industry. The Compensation Committee considered this information, together with other factors discussed in this CD&A, in determining NEO compensation.

2024 Annual Proxy Statement	39

Executive Compensation Framework

The Compensation Committee believes in variable compensation and paying for performance. This is demonstrated by the amount of at-risk pay with respect to the NEOs. For 2023, 71% of our CEO’s compensation was at-risk and 60% of the compensation for all other NEOs was at-risk.

2023 Compensation Breakdown
CEO
Other NEOs
At-Risk
At-Risk: 71%
Base Salary 29%
Long-Term Incentive Award 40%
Annual Cash Incentive Award 31%
At-Risk: 60%
Base Salary 40%
Long-Term Incentive Award 30%
Annual Cash Incentive Award 30%

The Compensation Committee made the following determinations with respect to each of the compensation components further described below.

Base Salary

In 2023, the Compensation Committee, in conjunction with its annual review of peer data, reviewed market data provided by its Independent Compensation Consultant, which included both total compensation and overall salary levels relative to peers. In connection with that review the Compensation Committee determined to increase base salaries for each of the HoldCo Executives, with the exception of Mr. Laney whose salary remained flat, as follows (effective as of March 26, 2023):

●	Mr. Laney’s base salary was unchanged and remained at $850,000. In arriving at this decision, the Compensation Committee considered that Mr. Laney’s salary had a meaningful increase in 2022.
●	The Compensation Committee determined to increase Mr. Birkans base salary from $386,000 to $495,000. Mr. Birkans salary was increased as a result of his expanded scope of responsibilities and oversight of new key business lines as well as his overall strong performance as a Chief Financial Officer.
●	The Compensation Committee determined to increase Mr. Newfield’s salary from $386,000 to $412,000. Mr. Newfield’s increase was primarily in recognition of the continued strong credit quality of the Company and continued regulatory relationships and risk management responsibilities.
●	The Compensation Committee determined to increase Ms. Petrucci’s base salary from $315,000 to $330,000 in response to her continued growth and development in her role as Chief Administrative Officer and General Counsel.
●	Mr. Randall’s base salary was increased from $290,000 to $330,000 for his strong performance in 2023 and continued oversight of the Business Banking Group and further development of key leadership within his departments.

40	National Bank Holdings Corporation

Executive Short-Term Incentive Plan Compensation

2023 Executive Short-Term Incentive Plan Design

The Compensation Committee awards cash incentive compensation pursuant to the terms of the 2023 STIP, which was established pursuant to the 2023 Omnibus Incentive Plan. Under the 2023 STIP, the minimum payout is 0% if certain thresholds are not met, and the maximum payout is 157.5% of the target opportunity for the HoldCo executives in the event of exceptional individual performance, and 192.5% with respect to Mr. Randall in the event of exceptional line of business performance or exceptional individual performance. The below reflects the payout opportunity structure:

Named executive officer	Base salary(1)	Threshold as % of target	Threshold payout	Target as % of salary	Target payout	Maximum as % of target	Maximum payout
G. Timothy Laney	$850,000	50%	$425,000	100%	$850,000	157.5%	$1,338,750
Aldis Birkans	$469,846	50%	$176,192	75%	$352,385	157.5%	$555,006
Richard U. Newfield, Jr.	$406,000	50%	$131,950	65%	$263,900	157.5%	$415,642
Angela N. Petrucci	$326,538	50%	$97,962	60%	$195,923	157.5%	$308,579
Christopher S. Randall	$320,769	50%	$88,212	55%	$176,423	192.5%	$339,614
(1)	Amounts in this column reflects the earnings paid in 2023 (“STIP Eligible Earnings”).

2023 STIP Structure

In its establishment of the 2023 STIP, the Compensation Committee determined that payouts should be based on the attainment of quantitative financial metrics as well as a qualitative assessment of certain objectives and individual performance. The Compensation Committee determined that with respect to Messrs. Laney, Newfield, Birkans and Ms. Petrucci, 70% of the total 2023 STIP bonus should be based on the attainment of specific quantitative financial metrics (“HoldCo Metrics”) as interpolated for performance between threshold, target and maximum levels of performance. With respect to Mr. Randall, the Compensation Committee determined that 10% of the total 2023 STIP bonus should be based upon the same HoldCo metrics, and that 70% should be based upon the performance of the business groups that he leads. There is no payout with respect to a given metric if the threshold level of performance is not achieved.

The financial metrics and relative targets established are a reflection of what the Compensation Committee deemed important in the beginning of 2023 to align the NEOs’ performance with the achievement of the Company’s strategic goals for 2023 as well as key long-term financial targets. Specifically, Core Net Income and Asset Quality (Non-Performing Assets Ratio)(each as defined below) were selected as the most important metrics in driving overall corporate performance of the HoldCo executives while line of business-specific loan and deposit growth as well as line of business contribution were each deemed important for Mr. Randall.

In addition, with respect to Messrs. Laney, Newfield, Birkans and Ms. Petrucci, the Compensation Committee determined that 30% of the 2023 STIP bonus should be based on a qualitative assessment, with 15% of the 2023 STIP based on Enterprise Risk Management (“ERM”) and ESG efforts and the remaining 15% based upon an individual assessment of each officer, as further described below. With respect to Mr. Randall, the Compensation Committee determined that 20% of the 2023 STIP bonus should be based on a qualitative assessment, with 5% based on ERM and ESG efforts, and the remaining 15% based upon his individual assessment, as further described below.

2023 STIP Goal Setting

In establishing the performance metrics for the 2023 STIP, the Compensation Committee focused on the financial metrics that play the most significant role in driving the Company to meet its corporate objectives. Every year, the Company undertakes a rigorous financial planning process geared around establishing targets for performance that will enhance the Company’s franchise value and return for shareholders. The Compensation Committee reviews the metrics that are most aligned with the strategic objectives of the Company and which are most aligned with the interest of shareholders.

2024 Annual Proxy Statement	41

In setting the target level of performance for each of the financial metrics, the Compensation Committee considered the Company’s annual profit plan that is developed through the aforementioned planning process, strategic objectives for the Company as well as projected economic conditions for the upcoming year. Our annual profit plan for 2023 factored in key assumptions regarding credit performance metrics of our loan portfolio relative to peers. The Company, in keeping with its normal process, did not factor in any impacts from any potential merger and acquisition activity or economic activity beyond its control such as interest rate changes that might occur during 2023 or any other global macroeconomic impacts.

Review of 2023 STIP Performance Metrics Results by the Compensation Committee

As part of its role in overseeing and approving NEO compensation, the Compensation Committee reviewed and evaluated the actual achievement levels with respect to each performance metric under the 2023 STIP.

The following is a summary of the specific performance metrics established by the Compensation Committee for 2023 (as further described above), including the actual results for each metric with respect to Messrs. Laney, Birkans, Newfield and Ms. Petrucci:

Performance Metrics	Weighting	Threshold	Target	Maximum	Actual	Weighting Achieved
Core Net Income ($ in thousands)(1)	40%	$127,386	$149,866	$157,359	$142,567	33.5%
Asset Quality (Non-Performing Assets Ratio)(2)	30%	0.80%	0.65%	0.50%	0.42%	45%
ERM & ESG(3)	15%	80%	100%	120%	150%	22.5%
Payout Range for Each Metric		50%	100%	150%

Qualitative – Individual(5)	15%	80%	100%	120%	200%	30%
Payout Range for Metric		50%	100%	150% or 200%*
					TOTAL PAYOUT:	131.0%*

*Each HoldCo Executive may receive a payout of 200% for exceptional individual performance.

With respect to Mr. Randall, 30% of his 2023 STIP bonus was dependent upon the achievement of the above-listed factors with the remaining 70% of his 2023 STIP bonus based upon the performance of specific profitability and loan and deposit growth goals for the lines of business he oversees. The following is a summary of the specific performance metrics established by the Compensation Committee for 2023, including the actual results for each metric with respect to Mr. Randall:

Performance Metrics	Weighting	Threshold	Target	Maximum	Actual	Weighting Achieved
Core Net Income ($ in thousands)(1)	5.0%	$127,386	$149,866	$157,359	$142,567	4.2%
Asset Quality (Non-Performing Assets Ratio) (2)	5.0%	0.80%	0.65%	0.50%	0.42%	7.5%
ERM & ESG (Qualitative) (3)	5.0%	80%	100%	120%	120%	7.5%
Line of Business Specific Metrics(4)*	70%	60%	100%	120%	varies	38.8%
Qualitative – Individual(5)*	15%	80%	100%	120%	200%	30%

STIP Payout as a Percentage of Target		50%	100%	150%*	TOTAL:	88.0%

*Mr. Randall may receive a payout of up to 200% for exceptional line of business results or individual performance, as determined by the Compensation Committee for these specific metrics.

Metric Definitions:

(1)	Core Net Income is defined as net income under GAAP, as adjusted to eliminate the effects of the following: (a) changes in law or accounting principles, (b) one-time effects of mergers and acquisitions costs, (c) gains or losses on the extinguishment of debt or sale of investment securities, (d) restructuring charges, and (e) other extraordinary items that the committee deems appropriate.

(2)	Non-Performing Assets Ratio is the ratio of non-performing assets to total loans and OREO.

42	National Bank Holdings Corporation

(3)	ERM and ESG factors include prudent management of enterprise risk, which includes, but is not limited to, credit and underwriting risk, financial accounting and related controls risk, legal risk, compliance and BSA/AML risk, operational and transaction risk, interest rate risk and reputation risk. In addition, quality of regulatory relationships is considered. This metric will also consider the Company’s efforts towards environmental, social and governance (ESG matters) such as progress with respect to equity, diversity and inclusion initiatives, environmental initiatives and the support of our communities.

(4)	Line of Business-Specific Metrics include certain goals around deposit growth, loan growth and direct contribution for specific areas of responsibility. For Mr. Randall, his metrics relate to the Commercial, Specialty and Business Banking lines of business within the Company.

(5)	Qualitative - Individual factors include execution of strategic goals and objectives, building and fostering a values-based culture/organization, adherence to Company’s core values, and individual contributions to the Company’s performance.*

* The individual performance results for each Named Executive are discussed below.

ERM and ESG. With respect to this qualitative metric, the Compensation Committee considered several factors, including:

●	Strong asset quality and solid capital growth, increasing our tangible book value by 10.4%
●	Positive regulatory standing and continued strong regulatory relationships
●	Risk Management remained strong
●	Diversified NBH’s liquidity position through the acquisition of Cambr
●	Held first Do More Concert for charity and increased charitable giving
●	Increased participation rate in 401K by 14%
●	16% improvement in environmental efficiencies
●	150 senior leaders in our organization, including our directors, completed Inclusive Leadership Training

These considerations resulted in the achievement of this performance component at a 120% achievement level, or 150% of the target level payout.

Qualitative Individual. For this component, the Compensation Committee considered each NEO’s individual performance as follows:

●	G. Timothy Laney (exceptional performance): With respect to Mr. Laney, the Compensation Committee considered Mr. Laney’s significant contributions to the Cambr acquisition and the further buildout of the 2UniFi strategy. In addition, the Committee considered Mr. Laney’s contributions, including delivering record earnings within a challenging market environment, outperforming similarly sized banks with a 1.6%[1] Return on Tangible Assets and a record Return on Tangible Common Equity of 18.2%.[1] The Committee also considered the contributions to the regulatory relationships and the launch of the first ever Do More Concert with proceeds benefitting a local non-profit. The consideration of these factors resulted in the achievement of exceptional individual performance at a 200% payout.

1 Represents a non-GAAP measure. Please refer to Appendix A for a reconciliation of these measures.

●	Aldis Birkans (exceptional performance): With respect to Mr. Birkans, the Compensation Committee considered the success of Mr. Birkans in his further development as a Chief Financial Officer and the further development of his team, as well as Mr. Laney’s recommendation and evaluation of Mr. Birkans’ performance. In consideration of this performance, Mr. Birkans played a significant role in the Cambr acquisition and the strong financial performance of the Company, including, specifically securing significant tax credits and savings for the organization. The consideration of these factors resulted in the achievement of exceptional individual performance at a 200% payout.

2024 Annual Proxy Statement	43

●	Richard U. Newfield, Jr. (exceptional performance): With respect to Mr. Newfield, the Compensation Committee considered a number of factors, including Mr. Laney’s recommendation and evaluation of Mr. Newfield’s performance. In consideration of his performance, Mr. Newfield contributed significantly to the overall strong credit quality for the year, including a non-performing asset ratio of 0.42% as of December 31, 2023 and low net charge offs of 2 basis points. The Committee also considered his overall impact on Enterprise Risk Management, including the quality of regulatory relationships. The consideration of these factors resulted in the achievement of exceptional individual performance at a 200% payout.

●	Angela N. Petrucci (exceptional performance): With respect to Ms. Petrucci, the Compensation Committee considered Ms. Petrucci’s development in the Chief Administrative Officer role, as well as Mr. Laney’s recommendation and evaluation of Ms. Petrucci’s performance. In consideration of this performance, Ms. Petrucci played a significant role in the Cambr acquisition and formation of the 2UniFi legal structure. She also contributed to the quality of regulatory relationships and played a key role in talent acquisition and oversight of the company’s benefits programs. The consideration of these factors resulted in the achievement of exceptional individual performance at a 200% payout.

●	Christopher S. Randall (exceptional performance): With respect to Mr. Randall, the Compensation Committee considered Mr. Randall’s contributions to the Company’s performance, as well as Mr. Laney’s recommendation and evaluation of Mr. Randall’s performance. In particular, the Committee considered Mr. Randall’s development and oversight of the Company’s Commercial Banking, Business Banking and Specialty Banking Groups and further development of key talent. In addition, the Committee considered the strong loan growth from Mr. Randall’s teams, which was a substantial driver for the Company’s financial performance for 2023. The consideration of these factors resulted in the achievement of exceptional individual performance at a 200% payout.

Final STIP Payouts for 2023

Named executive officer	Total Calculated Payout under the 2023 STIP (as a percentage of target)	Total STIP payment for 2023
G. Timothy Laney	131%	$1,114,350
Aldis Birkans	131%	$461,652
Richard U. Newfield, Jr.	131%	$345,730
Angela Petrucci	131%	$256,675
Christopher S. Randall	88%	$155,250

Equity Compensation

2023 Long-Term Equity Awards and Equity Mix

The equity awards granted in 2023 took the following forms:

1.	Three-Year Performance Stock Unit Awards (PSUs)
2.	Option Awards (which we consider to be performance-based since the value realized from such awards is directly linked to share price appreciation through date of exercise)
3.	Time-Based Restricted Stock Awards
4.	Profits Interest of 2UniFi, LLC for HoldCo executives

44	National Bank Holdings Corporation

The target equity mix for the CEO and the other NEOs is 70% performance-based for the standard annual equity awards granted in 2023.

Target NEO Equity Mix

Restricted Stock
30%
Performance
Stock Units
50%
Options
20%
Performance-Based
70%

The Compensation Committee approved the following equity award amounts granted to the NEOs in 2023:

Named executive officer	Total equity award value as a percentage of salary(1)	Equity award value(2)	Approximate value of PSUs	Approximate value of restricted stock	Approximate value of options
G. Timothy Laney	170%	$1,405,769	50%	30%	20%
Aldis Birkans	120%	$460,250	50%	30%	20%
Richard U. Newfield, Jr.	85%	$326,000	50%	30%	20%
Angela Petrucci	70%	$217,250	50%	30%	20%
Christopher S. Randall	78%	$227,000	50%	30%	20%
(1)	The equity percentages are based on the annualized salary for each of the executives for 2022 as follows: $826,923 for Mr. Laney, $383,461 for Mr. Birkans, $383,462 for Mr. Newfield, $310,385 for Ms. Petrucci and $290,000 for Mr. Randall.
(2)	Reflects the equity award amounts attributable to the annual equity grants for each NEO. Does not include the 2UniFi, LLC profits interests awards.

Three-Year Performance Stock Unit Award

In 2023, the Compensation Committee granted a long-term performance stock unit award (“PSU Award”) that vests based on the Company’s achievement of two metrics over a three-year performance period (covering January 1, 2023 through December 31, 2025). The Compensation Committee determined it was appropriate to continue with a single Company-based financial performance metric (3-year adjusted earnings per share) and a single relative market-based metric (3-year relative total shareholder return) which was consistent with the prior year. The Compensation Committee currently believes this structure is important to properly incentivize performance by executives within the Company and closely align with the long-term creation of shareholder value.

2024 Annual Proxy Statement	45

The PSU Award will vest on March 1, 2026 and the number of shares delivered will be based upon the Compensation Committee’s certification of the attainment of the results at the end of the three-year performance period. The number of shares delivered under the award will be based upon an interpolation of threshold, target and maximum performance levels. The equity payouts at threshold, target, and maximum levels are 50%, 100% and 150%, respectively. In addition, dividends accrue during the three-year performance period and are paid in proportion to the number of earned performance stock units on the vesting date. The two financial metrics and respective weightings for the PSU Award are as follows:

Performance Metric	Award Value Weighting	Threshold	Target	Maximum
Cumulative Adjusted Earnings Per Share (EPS) (1)	60%	$10.10	$11.89	$12.48
3-year Relative Total Shareholder Return (TSR) (percentile rank) (2)	40%	35th	50th	75th
Equity Payout Amount	100%	50%	100%	150%
(1)	Cumulative Adjusted EPS means the sum of the Company’s earnings per share under GAAP for each of the fiscal years during the performance period, as reported in the Company’s audited financial statements in the Company’s Annual Report on Form 10-K, as adjusted to eliminate the effects of the following: (a) changes in law or accounting principles, (b) one-time effects of mergers and acquisitions charges, (c) gains or losses on the extinguishment of debt or the sale of investment securities, (d) restructuring charges and (e) other extraordinary items that the Compensation Committee deems appropriate.

(2)	TSR is measured against the TSR for companies in the KBW Nasdaq Regional Banking Index (KRX Index) as of January 1, 2023 and assumes dividends are reinvested in company shares on the ex-dividend date. If the Company has a negative TSR for the performance period, TSR-based shares will not settle for more than target.

The Company believes the PSU Award is important because it aligns a significant portion of the executive’s compensation against performance over an extended period and aligns the performance goals with the long-term corporate objectives of the Company. The Company believes linking compensation to long-term Company performance encourages prudent risk management and discourages excessive risk taking for short-term gain. Moreover, the Compensation Committee allocated 60% of the value of the award on Cumulative Adjusted EPS given the importance of earnings growth for the Company with the remaining 40% allocated to relative TSR to ensure the NEOs interests are closely aligned with the interests of shareholders.

Restricted Stock and Option Awards

The Compensation Committee also awarded equity to each of our NEOs in the form of restricted stock and options that each vest in one-third increments over three years. The Compensation Committee believes equity in this form is still an important element to ensure retention of its key executives and, with respect to stock options, also to incentivize long-term performance.

Profits Interest Unit Awards 2UniFi, LLC

In connection with the continued development of our digital solution 2UniFi, a national platform for providing banking services to small-and-medium-sized businesses, the Company established a wholly-owned subsidiary named 2UniFi, LLC in December 2023. Due to the strategic importance of 2UniFi and the successful growth strategy, the Compensation Committee determined that it was important that the interests of our executives with the most ability to impact our execution of that strategy be tied directly to the growth of 2UniFi. To directly link our executives’ interests with the growth of 2UniFi, our Compensation Committee adopted the 2UniFi, LLC 2023 Equity Unit Incentive Plan in December 2023 and granted profits interest awards in the form of Class B Units of 2UniFi, LLC pursuant to this plan to Messrs. Laney, Birkans, Newfield and Ms. Petrucci on December 11, 2023.

46	National Bank Holdings Corporation

The Class B Units of 2UniFi, LLC are intended to qualify as profits interests for U.S. federal income tax purposes. The profits interests are equity interests in 2UniFi, LLC, but only have value to the extent the equity value of 2UniFi, LLC increases after the grant date. The Compensation Committee also linked the 2UniFi, LLC, profits interest awards to our retention goals by providing that the awards vest 50% on the third anniversary of the grant date and 25% on each of the fourth and fifth anniversary of the grant date, respectively, subject to continued service. The aggregate grant date fair value of the profits interests awards across our NEO group was less than $50,000.

Vesting of 2021 Performance Stock Unit Award

The performance stock units that were previously granted in 2021 were subject to performance vesting conditions tied to the Company’s return on tangible assets and total shareholder return relative to a defined group of peer banks within the KRX Index, in each case over the period from January 1, 2021 to December 31, 2023.

The Compensation Committee determined to maintain its past use of a relative total shareholder return metric (TSR) and a relative return on tangible assets metric (ROTA). The Compensation Committee believed that the two return metrics appropriately balance operating performance with returns to shareholders, and that the use of relative measurement for both metrics would ensure alignment between management and shareholders. Both metrics also include a governor that caps the potential payout at 100% of target, if our TSR or ROTA are negative during the performance period. The Compensation Committee believes these governors provide important balance such that if our absolute operational performance and/or shareholder returns are not up to standards, the NEOs will not receive an above-target award.

The actual achievement under the relative TSR metric was 42nd percentile performance (number 22 out of 37 companies). With respect to the ROTA metric, the Company achieved an average rank at the 60th percentile with our percentile rank calculated separately for each year.

In 2024, the Compensation Committee reviewed the Company’s actual performance against the ROTA and relative TSR targets (as further described below) and confirmed that the awards achieved a payout of 101% of target. A summary of the Company’s performance as measured against the targets, and the resulting payout, is set forth below:

		Performance Goals			Results
Performance Metric	Award Value Weighting	Threshold (50% Payout)	Target (100% Payout)	Max (150% Payout)	Actual Performance	Percent of Target Payout
3-year Relative Return on Tangible Assets (ROTA) (1)	60%	35th	50th	75th	60th	120%
3-year Relative TSR (percentile rank) (2)	40%	35th	50th	75th	42nd	73%
					Total:	101%
(1)	ROTA is measured as the average of the percentile ranking of the Company’s ROTA among the ROTAs for companies included in the KRX Index for each respective calendar year of the performance period. If the Company has a negative ROTA in any one of the three years in the performance period, ROTA-based shares will not settle for more than target. Under the terms of the award, the Compensation Committee has the discretion to remove banks that have not implemented the Current Expected Credit Losses accounting standard (CECL) from the KRX Index as well as to adjust the calculation to account for one-time expenses related to mergers and acquisitions as reported in the public filings with the SEC. The payout percentage reflects such adjustments in the calculation.
(2)	TSR is measured against the TSR for companies in the KRX Index as of January 1, 2021 and assumes dividends are reinvested in additional shares on the ex-dividend date. If the Company has a negative absolute TSR for the three-year cumulative performance period, TSR-based shares will not settle for more than target.

2024 Annual Proxy Statement	47

Stock Ownership Guidelines

We believe that ownership of our stock helps align the interests of certain of our key executives with those of shareholders and emphasizes the long-term aspects of equity-based compensation. The Board adopted minimum stock ownership thresholds (the “Executive Minimum Ownership Thresholds”) as part of the stock ownership guidelines applicable to our HoldCo Executives (the “Executive Stock Ownership Guidelines”) as shown in the table below.

Under the Executive Stock Ownership Guidelines, only vested restricted shares and shares owned outright, count towards the Executive Minimum Ownership Thresholds. Unvested restricted shares and unexercised stock options do not count. In addition, HoldCo Executives who have not yet achieved the Executive Minimum Ownership Thresholds are required to retain 50% of the after-tax portion of vested stock awards and exercised options until the threshold is met.

As of March 11, 2024, Messrs. Laney and Newfield had achieved their respective Executive Minimum Ownership Threshold. Mr. Birkans and Ms. Petrucci became subject to the guidelines in connection with their appointment as the Chief Financial Officer in August 2018, and Chief Administrative Officer and General Counsel in July 2020, respectively, and have not yet met their Executive Minimum Ownership Thresholds.

Title:	Guidelines require owning:

Chief Executive Officer	5 times base salary

Chief Financial Officer	4 times base salary

Chief Risk Management Officer	2 times base salary

Chief Administrative Officer	2 times base salary

Insider Trading Restrictions and Anti-Hedging and Anti-Pledging

To further strengthen the alignment between stock ownership and your interests as shareholders, our Insider Trading Policy prohibits every director, officer, associate (including persons employed on a temporary or contract basis or through a staffing agency), and consultant of the Company and its subsidiaries from engaging in short sales, including sales with delayed delivery and any hedging transactions with respect to the Company’s securities. Such hedging transactions include, but are not limited to, the use of prepaid variable forward contracts, equity swaps, collars and exchange funds that are intended to offset any decrease in the value of the Company’s securities. In addition, pledging or hypothecation of Company’s securities by designated persons (including the NEOs) under the Company’s Insider Trading Policy is prohibited.

Clawback Policy

Each HoldCo Executive’s employment agreement contains a clawback provision, which requires, if the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement as a result of misconduct, the executive to reimburse the Company for all amounts received under any incentive compensation plans and any gains realized on the sale of the Company’s securities, in each case during the 12 month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying such financial reporting requirement. The clawback provision also provides that if the executive is found guilty of misconduct by any judicial or administrative authority in connection with any (1) formal investigation by the SEC or (2) other federal or state regulatory investigation, the Compensation Committee may require the repayment of any gain realized on the exercise of an award under any equity compensation plan without regard to the timing of the determination of misconduct in relation to the timing of the exercise of the award.

In addition, each NEO’s equity award agreements include a similar clawback provision, including a clause whereby if the executive has engaged in a serious breach of conduct, the Compensation Committee may

48	National Bank Holdings Corporation

require the executive to forfeit the unvested award and/or require the executive to repay any amounts realized upon the vesting of the award or on the subsequent sale of the shares underlying the award.

In addition to the Company’s rights under the individual contractual clawback provisions, the Compensation Committee adopted a new Compensation Recovery Policy in November 2023 designed to implement the mandatory incentive-based compensation recovery in compliance with applicable SEC and NYSE rules. The new recovery policy applies to the company’s executive officers and requires recovery of incentive-based compensation erroneously received by executive officers after an accounting restatement as required under those rules.

Compensation Risk

Our Compensation Committee is responsible for the oversight of our compensation of associates and for the risk management as it relates to compensation. We are also subject to regulatory oversight and reviews, whereby our compensation practices are subject to the review of our regulators and any restrictions or requirements that may be imposed upon us. We conducted an analysis and risk assessment of our incentive compensation programs for 2023. After reviewing our executive and broad-based incentive compensation programs, the Compensation Committee determined that our overall compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company and do not promote unnecessary risk-taking on the part of our executives and other plan participants.

Compensation Disclosure Controls

The Compensation Committee also assessed the compensation disclosure controls that management has in place to ensure proper disclosure of compensation data. The Compensation Committee approved those controls after review and discussion with management.

Use of Corporate Aircraft

For reasons of business efficiency and continued security-related concerns (including personal and cyber security as well as privacy of business information and communications), the Company owns and operates a corporate aircraft. The use of the corporate aircraft is primarily for business purposes and is governed by the Board approved Airplane Use Policy. In addition to business travel, this policy provides our HoldCo Executives with limited personal use of the Corporate-owned aircraft, without reimbursement to the Company, as follows: CEO up to a maximum of 30 flight hours per year; CFO up to a maximum of 20 flight hours per year; CRMO up to a maximum of 10 flight hours per year; and the CAO up to a maximum of 8 flight hours per year. In the event that either the CEO, CFO, CRMO or CAO exceeds their respective hours in a specific year, they shall each be required to reimburse the Company for the full incremental costs of such use under a time sharing agreement that each of the above individuals has entered into with the Company. In 2023, the value of the personal use of the Corporate-owned aircraft for our CEO, CFO and CRMO is $91,828, $23,790 and $5,821, respectively. Our CAO did not utilize the Corporate-owned aircraft for personal purposes in 2023.

Tax Considerations

The Internal Revenue Code of 1986, as amended, generally limits a public company’s corporate income tax deduction for compensation to $1 million per year for all individuals who are considered covered employees, including our NEOs. The Compensation Committee implements compensation programs that it believes are competitive, will attract and retain executive talent and are in the best interests of the Company and its shareholders. Accordingly, the compensation awarded under the programs approved by the Compensation Committee may provide for non-deductible payments or benefits.

2024 Annual Proxy Statement	49

Executive Compensation Tables

The following tables, accompanying footnotes and narrative provide information about compensation paid to the Company’s NEOs as described in the CD&A.

Summary Compensation Table

The following summary compensation table sets forth the total compensation paid or accrued for the years ended December 31, 2023, 2022 and 2021 (as applicable) for each of our NEOs.

							Nonqualified
						Non-equity	deferred
				Stock	Option	incentive plan	compensation	All other
Name and principal		Salary	Bonus	awards	awards	compensation	earnings	compensation		Total
position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)		($)

G. Timothy Laney	2023	850,000	—	1,160,363	281,148	1,114,350	—	172,240	(5)	3,578,101
Chairman, President and	2022	826,923	—	839,909	209,995	1,302,404	—	111,158		3,290,389
Chief Executive Officer	2021	750,000	—	976,678	209,994	1,012,500	—	60,375		3,009,547

Aldis Birkans	2023	469,846	—	373,643	92,046	461,652	2,688	61,764	(6)	1,461,640
EVP, Chief Financial Officer	2022	383,461	—	359,961	89,990	452,964	1,629	55,700		1,343,705
	2021	365,769	—	283,953	59,492	421,875	1,544	27,900		1,160,533

Richard U. Newfield, Jr.	2023	406,000	—	262,653	65,196	345,730	6,033	42,252	(7)	1,127,864
EVP, Chief Risk	2022	383,462	—	294,294	73,598	392,568	5,015	39,621		1,188,558
Management Officer	2021	375,000	—	304,215	63,748	365,625	5,015	30,917		1,144,520

Angela N. Petrucci	2023	326,538	—	175,650	43,446	256,675	50	18,866	(8)	821,225
EVP, Chief Administrative	2022	310,385	—	165,156	41,300	293,313	20	26,494		836,668
Officer & General Counsel	2021	274,231		141,442	29,992	258,750	13	20,857		725,284

Christopher S. Randall	2023	320,769	—	181,562	45,392	155,250	—	7,565	(9)	710,538
EVP, Commercial, Specialty	2022	290,000	—	150,781	37,697	193,779	—	6,909		679,166
and Business Banking	2021	286,538	—	142,953	35,744	183,000	—	6,114		654,349

(1)	The amounts in this column reflect the grant date fair value of the restricted stock awarded to our NEOs, determined in accordance with FASB ASC Topic 718. See Note 16, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended December 31, 2023 for an explanation of the assumptions made in valuing these awards.

With respect to the performance stock units granted in 2021 and 2022 please refer to our Form 10-K for the fiscal year ended December 31, 2023, Note 16, Stock-based Compensation and Benefits, Performance stock units section.

Pursuant to SEC rules, for the part of the performance stock units that are subject to performance conditions (the ROTA metric for the 2021 award and the cumulative EPS metric for the 2022 and 2023 awards), the value of such award assuming the highest level of performance condition is achieved under the 2021, 2022, and 2023 awards is $472,462, $472,444, and $632,595 respectively, for Mr. Laney, $133,853, $202,476, and $207,084 respectively, for Mr. Birkans, $143,431, $165,545, and $146,655 respectively, for Mr. Newfield, $67,469, $92,909, and $97,720 respectively, for Ms. Petrucci, and $80,420, $84,824, and $102,137 respectively, for Mr. Randall.

For that part of the performance stock units that is subject to market conditions (the TSR metric), the potential maximum value is factored into the calculated grant date fair value for the 2021, 2022, and 2023 awards, which is $314,975, $314,976, and $421,730 respectively, for Mr. Laney, $89,248, $134,990, and $138,047 respectively, for Mr. Birkans, $95,605, $110,350, and $97,781 respectively, for Mr. Newfield, $44,996, $61,917, and $65,147 respectively, for Ms. Petrucci, and $53,589, $56,523, and $68,069 respectively, for Mr. Randall.

Stock award amounts include the Class B Units of 2UniFi, LLC which had a grant date fair value of $35,750 for Mr. Laney, $5,500 for Mr. Birkans and $1,925 for Mr. Newfield and Ms. Petrucci, respectively.

The Company is an investor in Finstro Global Holdings, Inc., (Finstro), a provider of trade credit and payment solutions. In 2021, Finstro granted an award of performance-vesting restricted shares to each of Messrs. Laney, Birkans, Newfield and Ms. Petrucci with a grant date fair market value of $391,121, $65,162, $52,122 and $52,122 respectively. Such awards were previously disclosed in the Company’s annual proxy statement filed with the SEC for the fiscal year ended December 31, 2021. The awards were granted solely in connection with these NEOs’ services to Finstro and the Compensation Committee does not consider such awards in making its compensation decisions with respect to these NEOs’ services to the Company. Because Finstro is not a subsidiary of the Company, these awards are not included in this column.

(2)	The amounts in this column reflect the grant date fair value of stock option awards granted to our NEOs, determined in accordance with FASB ASC Topic 718. The grant date fair value of the stock options is estimated using the Black-Scholes option pricing model.

50	National Bank Holdings Corporation

See Note 16, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended December 31, 2023 for an explanation of the assumptions made in valuing these awards.

(3)	Amounts in this column represent cash bonuses we paid under the 2023 STIP. See “Review of 2023 STIP Performance Metrics Results by the Compensation Committee” above.

(4)	Any amounts reported in this column represent the above-market portion of interest earned in a fixed rate investment option under our Nonqualified Deferred Compensation Plan.

(5)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $9,900 and $64,572, respectively, $91,828 representing the value of personal use of the corporate aircraft in 2023, and imputed income on life insurance premiums of $5,940.

(6)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $9,900 and $27,684, respectively, $23,790 representing the value of personal use of the corporate aircraft in 2023, and imputed income on life insurance premiums of $390.

(7)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $9,900 and $23,957, respectively, $5,821 representing the value of personal use of the corporate aircraft in 2023, and imputed income on life insurance premiums of $2,574.

(8)	Includes Company matching contributions to the Nonqualified Deferred Compensation Plan of $18,596 and imputed income on life insurance premiums of $270.

(9)	Includes Company matching contributions to the Nonqualified Deferred Compensation Plan of $5,813 and imputed income on life insurance premiums of $1,419.

2024 Annual Proxy Statement	51

2023 Grants of Plan-Based Awards

The following table sets forth certain information with respect to plan-based awards granted to each of our NEOs during 2023:

									All		All			Grant
									other		other			date
									stock		option			fair
									awards:		awards:		Exercise	value
									Number of		Number of		or base	of stock
			Estimated potential payouts under			Estimated future payouts under			shares		securities		price of	and
		Date of	non-equity incentive plan awards(1)			equity incentive plan awards(2)			of stock		underlying		option	option
		Committee	Threshold	Target	Maximum	Threshold	Target	Maximum	or units		options		awards	awards
Name	Grant date	Approval	($)	($)	($)	(#)	(#)	(#)	(#)		(#)		($/Sh)	($)(3)

G. Timothy Laney	—	—	425,000	850,000	1,338,750	—	—	—	—		—		—	—
	04/01/2023	02/28/2023	—	—	—	—	—	—	—		31,204	(5)	33.46	281,148
	04/01/2023	02/28/2023	—	—	—	—	—	—	12,604	(4)	—		—	421,730
	04/01/2023	02/28/2023	—	—	—	11,497	22,994	34,491	—		—		—	702,883
	12/11/2023	12/11/2023	—	—	—	—	—	—	65,000	(6)	—		—	35,750	(6)

Aldis Birkans	—	—	176,192	352,385	555,006	—	—	—	—		—		—	—
	04/01/2023	02/28/2023	—	—	—	—	—	—	—		10,216	(5)	33.46	92,046
	04/01/2023	02/28/2023	—	—	—	—	—	—	4,126	(4)	—		—	138,056
	04/01/2023	02/28/2023	—	—	—	3,764	7,527	11,291	—		—		—	230,087
	12/11/2023	12/11/2023	—	—	—	—	—	—	10,000	(6)	—		—	5,500	(6)

Richard U. Newfield, Jr.	—	—	131,950	263,900	415,642	—	—	—	—		—		—	—
	04/01/2023	02/28/2023	—	—	—	—	—	—	—		7,236	(5)	33.46	65,196
	04/01/2023	02/28/2023	—	—	—	—	—	—	2,922	(4)	—		—	97,770
	04/01/2023	02/28/2023	—	—	—	2,666	5,331	7,997	—		—		—	162,958
	12/11/2023	12/11/2023	—	—	—	—	—	—	3,500	(6)	—		—	1,925	(6)

Angela Petrucci	—	—	97,962	195,923	308,579	—	—	—	—		—		—	—
	04/01/2023	02/28/2023	—	—	—	—	—	—	—		4,822	(5)	33.46	43,446
	04/01/2023	02/28/2023	—	—	—	—	—	—	1,947	(4)	—		—	65,147
	04/01/2023	02/28/2023	—	—	—	1,776	3,552	5,328	—		—		—	108,578
	12/11/2023	12/11/2023	—	—	—	—	—	—	3,500	(6)	—		—	1,925	(6)

Christopher S. Randall	—	—	88,212	176,423	339,614	—	—	—	—		—		—	—
	04/01/2023	02/28/2023	—	—	—	—	—	—	—		5,038	(5)	33.46	45,392
	04/01/2023	02/28/2023	—	—	—	—	—	—	2,035	(4)	—		—	68,091
	04/01/2023	02/28/2023	—	—	—	1,856	3,712	5,568	—		—		—	113,471
(1)	Cash incentive bonuses under the 2023 STIP.

(2)	Represents the possible range of the performance stock units granted in 2023 under the 2023 Omnibus Incentive Plan. The performance stock units vest upon the achievement of specified performance criteria; please see “Three-Year Performance Stock Unit Award” above for more details. Dividend equivalents are accrued during the three-year performance period and paid upon vesting based on the number of units that vest.

(3)	The amounts in this column reflect the grant date fair value of the restricted stock, performance stock units, stock options and Class B Units of 2UniFi, LLC awarded to the NEOs in 2023 in accordance with FASB ASC Topic 718. See Note 16, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended December 31, 2023 for an explanation of the assumptions made in valuing these awards. Specifically, the values for the performance stock units are based upon the Company’s stock price (for the EPS target portion) and by using a Monte Carlo Simulation (for the relative TSR target portion) as of the grant date, respectively. The actual number of shares earned for the performance stock units is dependent on the Company's performance during the performance measuring period, therefore actual results may vary. For a more complete description of the criteria for payment of the performance stock units granted in 2023, please see "Three-Year Performance Stock Unit Award" above.

(4)	Represents time-based shares of restricted stock that vest, subject to the NEO’s continued service through the applicable vesting date, in three equal annual installments, the first of which will occur on April 28, 2024. Dividends are paid out on these shares at the same time and same rate as dividends are paid to other shareholders.

(5)	Represents stock options that vest, subject to the NEO’s continued service through the applicable vesting date, in three equal annual installments, the first of which will occur on April 28, 2024.

(6)	Represents the number of Class B Units of 2UniFi, LLC that were granted on December 11, 2023 under the 2UniFi, LLC 2023 Equity Unit Incentive Plan. 50% of the awards vest upon the third anniversary of the date of grant and 25% of the awards vest upon each of the fourth and fifth anniversaries of the date of grant. The grant date fair value of the awards was $0.55 per unit.

52	National Bank Holdings Corporation

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table provides information regarding outstanding equity awards held by each of our NEOs on December 31, 2023:

	Option Awards					Restricted Stock Awards			Performance-Based Awards
											Equity
											incentive
									Equity		plan
									incentive		awards:
									plan		Market or
									awards:		payout
									Number of		value of
						Number		Market	unearned		unearned
	Number of	Number of				of shares		value of	shares,		shares,
	securities	securities				or units		shares or	units or		units or
	underlying	underlying				of stock		units of	other		other
	unexercised	unexercised		Option		that		stock that	rights that		rights that
	options	options		exercise	Option	have not		have not	have not		have not
	exercisable	unexercisable		price	expiration	vested		vested	vested		vested
Name	(#)	(#)		($)	date	(#)		($)(1)	(#)		($)(1)

G. Timothy Laney	31,996	—		19.08	4/28/2025	3,750	(2)	139,463	21,278	(3)	791,329
	49,763	—		19.56	3/1/2026	5,143	(4)	191,268	20,507	(5)	762,655
	26,683	—		34.04	3/1/2027	12,604	(6)	468,743	22,994	(7)	855,147
	37,042	—		32.65	3/1/2028	65,000	(8)	—	—		—
	33,386	—		34.08	4/1/2029	—		—	—		—
	63,444	—		23.10	4/1/2030	—		—	—		—
	14,506	7,255	(2)	40.16	4/1/2031	—		—	—		—
	6,469	12,939	(4)	40.83	4/1/2032	—		—	—		—
	—	31,204	(6)	33.46	4/1/2033	—		—	—		—

Aldis Birkans	2,773	—		19.08	4/28/2025	1,125	(2)	41,839	6,029	(3)	224,219
	3,080	—		19.56	3/1/2026	2,204	(4)	81,967	8,789	(5)	326,863
	3,303	—		34.04	3/1/2027	4,126	(6)	153,446	7,527	(7)	279,929
	2,442	—		32.65	3/1/2028	10,000	(8)	—	—		—
	1,987	—		35.36	5/2/2028	—		—	—		—
	7,631	—		34.08	4/1/2029	—		—	—		—
	17,552	—		23.10	4/1/2030	—		—	—		—
	4,110	2,055	(2)	40.16	4/1/2031	—		—	—		—
	2,772	5,545	(4)	40.83	4/1/2032	—		—	—		—
	—	10,216	(6)	33.46	4/1/2033	—		—	—		—

Richard U. Newfield, Jr.	6,607	—		34.04	3/1/2027	1,205	(2)	44,814	6,460	(3)	240,247
	8,934	—		32.65	3/1/2028	1,802	(4)	67,016	7,186	(5)	267,247
	8,783	—		34.08	4/1/2029	2,922	(6)	108,669	5,331	(7)	198,260
	19,259	—		23.10	4/1/2030	3,500	(8)	—	—		—
	4,404	2,202	(2)	40.16	4/1/2031	—		—	—		—
	2,267	4,535	(4)	40.83	4/1/2032	—		—	—		—
	—	7,236	(6)	33.46	4/1/2033	—		—	—		—

Angela Petrucci	541	—		20.33	6/15/2025	553	(2)	20,566	3,039	(3)	113,020
	675	—		19.56	3/1/2026	1,012	(4)	37,636	4,033	(5)	149,987
	889	—		34.04	3/1/2027	1,947	(6)	72,409	3,552	(7)	132,099
	1,356	—		32.65	3/1/2028	3,500	(8)	—	—		—
	1,844	—		34.08	4/1/2029	—		—	—		—
	3,021	—		23.10	4/1/2030	—		—	—		—
	1,631	—		26.00	7/1/2030	—		—	—		—
	2,072	1,036	(2)	40.16	4/1/2031	—		—	—		—
	1,272	2,545	(4)	40.83	4/1/2032	—		—	—		—
	—	4,822	(6)	33.46	4/1/2033	—		—	—		—

Christopher S. Randall	2,096	—		34.04	3/1/2027	445	(2)	16,550	3,622	(3)	134,702
	6,309	—		32.65	3/1/2028	924	(4)	34,364	3,682	(5)	136,933.58
	5,683	—		34.08	4/1/2029	2,035	(6)	—	3,712	(7)	138,049
	3,021	—		23.10	4/1/2030	—		—	—		—
	2,468	1,236	(2)	40.16	4/1/2031	—		—	—		—
	1,161	2,323	(4)	40.83	4/1/2032	—		—	—		—
	—	5,038	(6)	33.46	4/1/2033	—		—	—		—

2024 Annual Proxy Statement	53

(1)	Based upon the closing price of our common stock on December 31, 2023, which was $37.19.

(2)	Represents awards that will vest in full on April 28, 2024, subject to the NEO’s continued service through such date.

(3)	Amounts shown above represent the performance stock units granted in 2021 (the “2021 PSU Award”). The number of units are currently reflected at the maximum level of performance. The relative TSR component of the 2021 PSU Award vested on March 1, 2024 and the ROTA component will vest on April 1, 2024, with the number of shares delivered based upon the Compensation Committee’s certification of the attainment of the results at the end of the three-year performance period (January 1, 2021 through December 31, 2023), which attainment resulted in a payout of 101%, as discussed in more detail in the “Vesting of 2021 Performance Stock Unit Award” above. In addition, dividends accrued during the three-year performance period and were paid on any 2021 PSU Award following the vesting date.

(4)	Represents awards that vest, subject to the NEO’s continued service through the applicable vesting date, in two equal annual installments, the first of which will occur on April 28, 2024.

(5)	Amounts shown above represent the performance stock units granted in 2022 (the “2022 PSU Award”). Since performance through December 31, 2023 is tracking between target and maximum performance, the number of units are currently reflected at the maximum level of performance. Actual results for these awards cannot be determined at this time. The actual amounts to be vested and earned, if any, depend on actual performance against an EPS metric (60% weighting) and a relative TSR metric (40% weighting) over a three-year performance period (January 1, 2022 through December 31, 2024). The 2022 PSU Award will vest on March 1, 2025, and the number of shares delivered will be based upon the Compensation Committee’s certification of the attainment of the results at the end of the three-year performance period. The number of shares delivered under the 2022 PSU Award will be based upon an interpolation of threshold, target and maximum performance levels. The equity payouts at threshold, target and maximum levels are 50%, 100% and 150%, respectively. In addition, dividends accrue during the three-year performance period and will be paid on any earned performance stock units following the vesting date.

(6)	Represents awards that vest, subject to the NEO’s continued service through the applicable vesting date, in three equal annual installments, the first of which will occur on April 28, 2024.

(7)	Amounts shown above represent the performance stock units granted in 2023 (the “2023 PSU Award”). The number of units are currently reflected at the target level of performance. Actual results for these awards cannot be determined at this time. The actual amounts to be vested and earned, if any, depend on actual performance against an EPS metric (60% weighting) and a relative TSR metric (40% weighting) over a three-year performance period (January 1, 2023 through December 31, 2025). The 2023 PSU Award will vest on March 1, 2026, and the number of shares delivered will be based upon the Compensation Committee’s certification of the attainment of the results at the end of the three-year performance period. The number of shares delivered under the 2023 PSU Award will be based upon an interpolation of threshold, target and maximum performance levels. The equity payouts at threshold, target and maximum levels are 50%, 100% and 150%, respectively. In addition, dividends accrue during the three-year performance period and will be paid on any earned performance stock units following the vesting date.

(8)	Represents the number of Class B Units of 2UniFi, LLC that were granted on December 11, 2023 under the 2UniFi, LLC 2023 Equity Unit Incentive Plan. 50% of the awards vest upon the third anniversary of the date of grant and 25% of the awards vest upon the fourth and fifth anniversaries of the date of grant. There is no value attributable to these awards as of December 31, 2023 as those awards did not have a liquidation value as of December 31, 2023.

Option Exercises and Stock Vested in 2023

The following table provides information regarding options exercised and shares of restricted stock vested during 2023 with respect to each of our NEOs:

	Option Exercises and Stock Vested
	Option Awards		Stock Awards
	Number of shares		Number of shares
	acquired on	Value realized on	acquired on	Value realized on
	exercise	exercise	vesting	vesting
Name	(#)	($)	(#)	($)

G. Timothy Laney(1)	28,000	532,840	37,087	1,312,086
Aldis Birkans (2)	2,600	49,478	10,735	378,088
Richard U. Newfield, Jr.(3)	—	—	11,442	404,142
Angela Petrucci(4)	—	—	3,065	102,664
Christopher S. Randall(5)	—	—	5,300	187,492
(1)	Option award for 28,000 shares exercised on December 14, 2023. Of these shares, 14,000 were delivered to a former spouse pursuant to a divorce decree. Stock awards include 12,815 and 13,406 performance stock units that vested on March 1, 2023 and April 1, 2023, respectively, and 10,866 shares of time-based restricted stock that vested on April 28, 2023. Of these shares, 2,273 were delivered to a former spouse pursuant to a divorce decree.

54	National Bank Holdings Corporation

(2)	Option award for 2,600 shares exercised on December 14, 2023. Stock award include 3,545 and 3,709 performance stock units that vested on March 1, 2023 and April 1, 2023, respectively, and 3,481 shares of time-based restricted stock that vested on April 28, 2023.
(3)	Stock awards include 3,890 and 4,069 performance stock units that vested on March 1, 2023 and April 1, 2023, respectively, and 3,483 shares of time-based restricted stock that vested on April 28, 2023.
(4)	Stock awards include 609 and 638 performance stock units that vested on March 1, 2023 and April 1, 2023, respectively, and 1,273 and 545 shares of time-based restricted stock that vested on April 28, 2023 and October 1, 2023, respectively.
(5)	Stock awards include 1,830 and 1,914 performance stock units that vested on March 1, 2023 and April 1, 2023, and 1,556 shares of time-based restricted stock that vested on April 28, 2023.

Nonqualified Deferred Compensation Plan

The NEOs are eligible to participate in our Nonqualified Deferred Compensation Plan, which we refer to as the “NDCP.” The NDCP, which is meant to be an unfunded deferred compensation plan, is intended to be exempt from certain requirements of the Employee Retirement Income Security Act of 1974. The NDCP is similar to our 401(k) plan; however, it does not have the statutory limit on contributions that the 401(k) plan has. Executives may participate in the NDCP even if they do not participate in the 401(k) plan. NDCP participants may defer up to 75% of their base salaries and up to 85% of their bonuses (annual incentives) until separation of service or upon the occurrence of other specified events (e.g., disability, previously specified dates, and a change in control). Generally, once a participant makes an election regarding the time of his or her deferred compensation payout, he or she may only modify that election if such modification occurs at least one year before the payout would begin if not modified and does not cause any amounts to be paid to the participant for at least five years after the payout would have begun if not modified. NDCP participants may elect to have their account balances paid in a lump sum upon a change in control. The Company matches participants’ contributions to the NDCP in the same way it matches 401(k) plan contributions. Each of the participating NEOs’ contributions to the NDCP and the related Company matching contributions are fully vested when made. Each NDCP participant may choose among a variety of investment options. The Company pays all applicable fees and expenses relating to the administration of the NDCP and may, in its sole discretion, make additional discretionary contributions to participants’ accounts.

		Registrant	Aggregate		Aggregate
	Executive	contributions	earnings	Aggregate	balance at
	contributions in	in last	in last	withdrawals/	last fiscal
	last fiscal year	fiscal year	fiscal year	distributions	year end
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)

G. Timothy Laney	138,192	64,572	140,278	—	2,077,502
Aldis Birkans	114,085	27,684	73,207	—	762,671
Richard U. Newfield, Jr.	268,541	23,957	231,810	—	1,985,270
Angela Petrucci	36,528	18,596	13,938	—	155,067
Christopher S. Randall	19,378	5,813	12,640	—	219,848
(1)	This column represents amounts deferred from base salary and annual short-term incentive plan payments during 2023. Although deferred, these amounts are included in the Summary Compensation Table in the columns captioned ‘Salary” and “Non-Equity Incentive Plan Compensation,” as applicable.
(2)	These amounts are included in the Summary Compensation Table in the column captioned “All Other Compensation.”
(3)	This column includes total earnings and losses on the amounts held under the NDCP during 2023. With respect to Messrs. Birkans and Newfield and Ms. Petrucci, earnings that represent an above-market portion of interest have been included in the Summary Compensation Table in the column captioned “Nonqualified Deferred Compensation Earnings”.
(4)	Of these balances, the following were reported in Summary Compensation Tables in prior-year statements: $1,551,322 for Mr. Laney, $188,582 for Mr. Birkans, $1,194,571 for Mr. Newfield, $67,576 for Ms. Petrucci, and $70,298 for Mr. Randall.

2024 Annual Proxy Statement	55

Employment or Change of Control Agreements with Named Executive Officers

Mr. Laney’s Employment Agreement

On May 22, 2010, we entered into an employment agreement with Mr. Laney. On November 17, 2015, we entered into an amendment to Mr. Laney’s employment agreement. The employment agreement automatically renews for successive one-year terms (ending on December 31) unless either party gives at least 90 days’ written notice prior to the expiration date of the current term. The employment agreement provides Mr. Laney an annual base salary of no less than $750,000, to be reviewed annually, and for a target cash bonus opportunity of no less than 90% of his base salary, to be reviewed annually. The employment agreement also provides Mr. Laney with employee benefits, fringe benefits, and perquisites on a basis no less favorable than such benefits and perquisites are provided to other senior executives. Under the employment agreement, Mr. Laney is subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for either (a) three years following Mr. Laney’s termination of employment, if his employment is terminated by us without “cause” or Mr. Laney resigns with “good reason” within two years following a change in control or (b) one year following Mr. Laney’s termination of employment in the case of all other terminations of employment. In the event of termination of Mr. Laney’s employment without “cause” or Mr. Laney’s resignation with “good reason,” Mr. Laney is eligible to receive certain severance benefits, as more fully described in “2023 Potential Payments upon Termination or Change-in-Control” below. Mr. Laney’s employment agreement also provides that, in the event any payments to Mr. Laney would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Laney would be better off on an after-tax basis receiving all such payments.

In addition, Mr. Laney’s employment agreement contains a clawback provision, which requires, if the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement as a result of misconduct, Mr. Laney is to reimburse the Company for all amounts received under any incentive compensation plans and any gains realized on the sale of the Company’s securities, in each case during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying such financial reporting requirement. The clawback provision also provides that if Mr. Laney is found guilty of misconduct by any judicial or administrative authority in connection with any (a) formal investigation by the SEC or (b) other federal or state regulatory investigation, the Compensation Committee may require the repayment of any gain realized on the exercise of an award under any equity compensation plan without regard to the timing of the determination of misconduct in relation to the timing of the exercise of the award.

Mr. Birkans’ Employment Agreement

On May 2, 2018, we entered into an employment agreement with Mr. Birkans, which became effective August 10, 2018. The employment agreement automatically renews for successive one-year terms (ending on December 31) unless either party gives at least 90 days’ written notice prior to the expiration date of the current term. The employment agreement provides Mr. Birkans an annual base salary of no less than $300,000 and a target cash bonus opportunity of no less than 50% of base salary for the 2018 fiscal year, and a target bonus opportunity of no less than 55% of base salary for fiscal years thereafter. The employment agreement also provides Mr. Birkans with employee benefits, fringe benefits, and perquisites on a basis no less favorable than such benefits and perquisites are provided to other senior executives. Under the employment agreement, Mr. Birkans is also subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for either (a) two years following Mr. Birkans’ termination of employment, if his employment is terminated by us without “cause” or Mr. Birkans resigns with “good reason” within two years following a change in control or (b) one year following Mr. Birkans’ termination of employment in the case of all other terminations of employment. In the event of termination of Mr. Birkans’ employment without “cause” or Mr. Birkans’ resignation with “good reason,” Mr. Birkans is eligible to receive certain severance benefits, including enhanced severance benefits in the event of a termination of employment within two years following a “change in control,” as more fully described in “2023 Potential Payments upon Termination or Change-in-Control” below. Mr. Birkans’ employment agreement also provides that, in the event any payments to

56	National Bank Holdings Corporation

Mr. Birkans would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Birkans would be better off on an after-tax basis receiving all such payments.

In addition, Mr. Birkans’ employment agreement contains a clawback provision similar to that included in Mr. Laney’s employment agreement.

Mr. Newfield’s Employment Agreement

On November 17, 2015, we entered into an employment agreement with Mr. Newfield, which amends and restates Mr. Newfield’s employment agreement dated October 24, 2011. The employment agreement automatically renews for successive one-year terms (ending on December 31) unless either party gives at least 90 days’ written notice prior to the expiration date of the current term. The employment agreement provides Mr. Newfield an annual base salary of no less than $325,000, to be reviewed annually, and a target cash bonus opportunity of no less than 60% of base salary, to be reviewed annually. The employment agreement also provides Mr. Newfield with employee benefits, fringe benefits, and perquisites on a basis no less favorable than such benefits and perquisites are provided to other senior executives. Under the employment agreement, Mr. Newfield is also subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for either (a) two years following Mr. Newfield’s termination of employment, if his employment is terminated by us without “cause” or Mr. Newfield resigns with “good reason” within two years following a change in control or (b) one year following Mr. Newfield’s termination of employment in the case of all other terminations of employment. In the event of termination of Mr. Newfield’s employment without “cause” or Mr. Newfield’s resignation with “good reason,” Mr. Newfield is eligible to receive certain severance benefits, including enhanced severance benefits in the event of a termination of employment within two years following a “change in control,” as more fully described in “2023 Potential Payments upon Termination or Change-in-Control” below. Mr. Newfield’s employment agreement also provides that, in the event any payments to Mr. Newfield would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Newfield would be better off on an after-tax basis receiving all such payments.

In addition, Mr. Newfield’s employment agreement contains a clawback provision similar to that included in Mr. Laney’s employment agreement.

Ms. Petrucci’s Employment Agreement

On May 5, 2020, we entered into an employment agreement with Ms. Petrucci. The employment agreement automatically renews for successive one-year terms (ending on December 31) unless either party gives at least 90 days’ written notice prior to the expiration date of the current term. The employment agreement provides Ms. Petrucci an annual base salary of no less than $250,000, to be reviewed annually, and a target cash bonus opportunity of no less than 50% of base salary, to be reviewed annually. The employment agreement also provides Ms. Petrucci with employee benefits, fringe benefits, and perquisites on a basis no less favorable than such benefits and perquisites are provided to other senior executives. Under the employment agreement, Ms. Petrucci is also subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for either (a) two years following Ms. Petrucci’s termination of employment, if her employment is terminated by us without “cause” or Ms. Petrucci resigns with “good reason” within two years following a change in control or (b) one year following Ms. Petrucci’s termination of employment in the case of all other terminations of employment. In the event of termination of Ms. Petrucci’s employment without “cause” or Ms. Petrucci’s resignation with “good reason,” Ms. Petrucci is eligible to receive certain severance benefits, including enhanced severance benefits in the event of a termination of employment within two years following a “change in control,” as more fully described in “2023 Potential Payments upon Termination or Change-in-Control” below. Ms. Petrucci’s employment agreement also provides that, in the event any payments to Ms. Petrucci would subject her to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Ms. Petrucci would be better off on an after-tax basis receiving all such payments.

2024 Annual Proxy Statement	57

In addition, Ms. Petrucci’s employment agreement contains a clawback provision similar to that included in Mr. Laney’s employment agreement.

Mr. Randall’s Change of Control Agreement

On September 14, 2014, we entered into a change of control agreement with Mr. Randall. Under the change of control agreement, Mr. Randall is subject to restrictive covenants, including non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for one year following Mr. Randall’s termination of employment in the case of any termination of employment. In the event of Termination of Mr. Randall’s employment without “cause” or Mr. Randall’s resignation with “good reason” within eighteen months following a “change in control,” Mr. Randall is eligible to receive certain severance benefits, as more fully described in “2023 Potential Payments upon Termination or Change-in-Control” below. Mr. Randall’s change of control agreement also provides that, in the event any payments to Mr. Randall would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Randall would be better off on an after-tax basis receiving all such payments.

2023 Potential Payments upon Termination or Change-in-Control

The following discussion addresses potential payments to our NEOs upon termination of employment or a change in control.

Termination of Employment without Cause or Resignation with Good Reason Prior to Change in Control

Severance under Mr. Laney’s Employment Agreement

If Mr. Laney’s employment is terminated prior to a change in control (i) by the Company without “cause” or (ii) by Mr. Laney for “good reason,” subject to his execution and non-revocation of a release of claims in favor of the Company, Mr. Laney will receive (a) any earned but unpaid base salary and bonus, (b) a prorated bonus for the year of termination and (c) a lump sum cash amount equal to the sum of (1) three times his annual base salary immediately prior to the date of the qualifying termination and (2) three times the greater of (i) his target annual bonus for the year in which the qualifying termination occurs and (ii) the annual bonus paid or payable to him in respect of the year prior to the year of the qualifying termination.

For the purposes of Mr. Laney’s employment agreement, “cause” means the executive’s (1) continued failure to perform substantially his duties, (2) willful misconduct or gross neglect in the performance of his duties, (3) continued failure to adhere materially to the clear directions of the Board, to adhere materially to the Company’s material written policies, or to devote substantially all of his business time and efforts to the Company, (4) conviction of or formal admission to or plea of guilty or nolo contendere to a charge of commission of a felony or any crime involving serious moral turpitude or (5) willful breach of any material terms of the employment agreement.

For the purposes of Mr. Laney’s employment agreement, “good reason” means (1) a material diminution of annual base salary, (2) a material diminution in title, position, duties or responsibilities, (3) a failure to elect or re-elect Mr. Laney as a member of the Board, (4) during the two-year period following a change in control, any requirement by the Company that the executive’s services be rendered primarily at a location that is more than 50 miles from the executive’s primary employment location immediately prior to the change in control or (5) any material breach by us of the employment agreement.

Severance for Messrs. Birkans, Newfield and Ms. Petrucci under Employment Agreements

If the executive’s employment, is terminated prior to a change in control (i) by the Company without “cause” or (ii) by the executive for “good reason,” subject to the executive’s execution and non-revocation of a release of claims in favor of the Company, the executive will receive (a) any earned but unpaid base salary and bonuses, (b) a prorated bonus for the year of termination and (c) a lump sum cash amount equal to the sum

58	National Bank Holdings Corporation

of (1) his or her annual base salary immediately prior to the date of the qualifying termination and (2) the greater of (i) his or her target annual bonus for the year in which the qualifying termination occurs and (ii) the annual bonus paid or payable to the executive in respect of the year prior to the year of the qualifying termination.

For the purposes of each executive’s employment agreement, “good reason” means (1) a material diminution in the executive’s annual base salary, (2) the assignment of any duties that are materially inconsistent with the executive’s position, duties or responsibilities or any other action by the Company that results in a material diminution in the executive’s position or the duties or responsibilities customarily associated with the executive’s position, (3) during the two-year period following a change in control, any requirement by the Company that the executive’s services be rendered primarily at a location that is more than 50 miles from the executive’s primary employment location immediately prior to the change in control or (4) any material breach by us of the employment agreement.

Equity Awards under the Equity Incentive Plans

Time-Based Stock Options and Restricted Stock Awards. All unvested time-based stock options and restricted stock awards will be forfeited upon a termination of employment prior to a change in control without “cause” or the executive’s resignation of employment for “good reason.”

Performance Stock Unit Awards. With respect to the performance stock unit awards granted to the NEOs, all unvested awards will be forfeited following any termination of employment.

2UniFi Profits Interests Awards. In the event of a termination of employment prior to a change in control without “cause”, the portion of the Executive’s Class B Units of 2UniFi, LLC that is scheduled to vest within the twelve-month period following the date of termination shall immediately vest. If the Executive resigns for good reason prior to a change in control, the Executive’s Class B Units of 2UniFi, LLC will be forfeited.

For purposes of the equity awards, the definitions of “cause” and “good reason” are governed by the respective equity award agreements and in most cases, the definitions are similar to those set forth in the NEOs’ employment or change of control agreements, as applicable.

Termination of Employment for Retirement

A termination of employment for retirement is treated similarly to a resignation without good reason for both the restricted stock awards and the performance share unit awards. However, the Company’s option award agreements and the 2UniFi Profits Interests Awards do allow for continued vesting of the awards according to the existing vesting schedule in the event of a resignation for retirement prior to a change in control.

In the event of a termination of employment for retirement, the Executive’s Class B Units of 2UniFi, LLC will continue to vest according to the existing vesting schedule, provided that if a change in control occurs after such termination, any unvested Class B Units of 2UniFi, LLC (if any) then held by such Executive will immediately vest.

The definition of “retirement” for purposes of the option award agreements generally means that an Executive has reached the age of 60 and has worked for the Company or its predecessor organizations for at least 10 years.

The definition of “retirement” for purposes of the Class B Units of 2UniFi, LLC means that an Executive has reached the age of 65 and has worked for the Company, its predecessors or affiliates for at least 10 years.

Termination of Employment for Cause or Resignation without Good Reason

Upon a termination of employment for “cause” or the executive’s resignation of employment without “good reason” at any time, the executive is entitled to accrued benefits, including accrued base salary as of the date of termination of employment, and the timely payment of any amounts due and payable under any of our plans, programs, policies or practices.

2024 Annual Proxy Statement	59

All unvested equity awards (excluding the Class B Units of 2UniFi, LLC) will be forfeited following a termination of employment for “cause” or the executive’s resignation of employment without “good reason.” For Class B Units of 2UniFi, LLC, all unvested units will be forfeited upon any resignation and all vested and unvested Class B Units of 2UniFi, LLC will be forfeited upon a termination of employment for “cause”.

Termination of Employment due to Death or Disability

Upon a termination of employment due to death or disability, the executive is entitled to accrued benefits, including accrued base salary, as of the date of termination of employment, and the timely payment of any amounts due and payable under any of our plans, programs, policies or practices. All unvested equity awards (including the Class B Units of 2UniFi, LLC) will vest upon a termination of employment due to death or disability, other than the performance stock unit awards, which will be forfeited effective as of the date of termination.

Arrangements upon a Change in Control

Severance for NEOs under Employment, Change of Control or Transition Agreements

If Messrs. Laney, Birkans, Newfield, Randall or Ms. Petrucci’s employment is terminated within two years following a change in control (similar definition to that in the Company’s equity incentive plans) (i) without “cause” or (ii) by the executive for “good reason,” subject to the executive’s execution and non-revocation of a release of claims in favor of the Company, the executive will receive a lump sum cash amount equal to (a) any earned but unpaid base salary and bonuses and (b) except for Mr. Randall, a prorated bonus for the year of termination.

Additionally, Mr. Laney will receive a lump sum cash amount equal to the sum of (1) three times his annual base salary immediately prior to the qualifying termination (or if greater, immediately prior to the change in control) and (2) three times the greater of (i) his target annual bonus determined under his employment agreement and (ii) the annual bonus paid or payable to him in respect of the year immediately prior to the year in which the termination occurs. Messrs. Birkans and Newfield and Ms. Petrucci will receive a lump sum cash amount equal to the sum of (1) two times their annual base salary immediately prior to the qualifying termination (or if greater, immediately prior to the change in control) and (2) two times the greater of (i) their target annual bonus determined under their employment agreement and (ii) the annual bonus paid or payable to them in respect of the year immediately prior to the year in which the termination occurs. Mr. Randall will receive a lump sum cash amount equal to the sum of (1) his annual base salary immediately prior to the qualifying termination (or if greater, immediately prior to the change in control) and (2) the greater of (i) his target annual bonus for the year in which the termination occurs and (ii) the annual bonus paid or payable to him in respect of the year immediately prior to the year in which the termination occurs.

Equity Awards under the Equity Incentive Plans

Time-Based Stock Options and Restricted Stock Awards. All unvested time-based stock options and restricted stock awards held by the NEOs are subject to a double trigger vesting standard. If the executive is provided a replacement award in connection with a change in control (as defined in the Company’s equity plans), and if the executive’s employment is terminated within two years following the change in control (i) by the Company without “cause” or (ii) by the executive for “good reason,” all unvested outstanding time-based stock options and restricted stock awards held by the executive fully vest, and in the case of stock options, become exercisable, upon the qualifying termination. If the executive is not provided a replacement award, the award fully vests, and in the case of stock options, becomes exercisable, upon the change in control.

Performance Stock Unit Awards. With respect to the performance stock unit awards granted to the NEOs, in connection with a change in control (as defined in the Company’s equity plans), the performance achievement level of any outstanding unvested awards will be determined prior to the change of control by the Compensation Committee, with awards earned at the higher of target and actual performance. If the executive is provided a replacement award in connection with a change in control, then the earned award continues to be subject to service-based vesting requirements with the vesting date being the last day of the

60	National Bank Holdings Corporation

original performance period. If the executive’s employment is terminated within two years following the change in control (i) by the Company without “cause,” (ii) by the executive for “good reason,” or (iii) due to the executive’s death or disability, any remaining service condition will be deemed to be satisfied and the earned award fully vests upon the qualifying termination. If the executive is not provided a replacement award, the service condition will be deemed to be satisfied and the earned award fully vests upon the change in control.

2UniFi Profits Interests Awards. If the Company experiences a change in control, and if the executive’s employment is terminated within two years following the change in control (as defined in the Company’s 2023 Omnibus Incentive Plan) (i) by the Company without “cause”, (ii) by the executive for “good reason” or “retirement” or (iii) due to death or disability, all unvested outstanding Class B Units of 2UniFi, LLC held by the executive will fully vest. Upon a 2UniFi, LLC change in control (as defined in the 2UniFi, LLC 2023 Equity Unit Incentive Plan), (i) if the Executive is not primarily providing services to 2UniFi, LLC, and following the change in control will not be employed by 2UniFi, such awards shall immediately vest, and (ii) if the Executive is primarily providing services to 2UniFi, LLC and is employed by the entity following the change of control but is subsequently terminated within two years following the change in control (A) by the Company without “cause” (B) by the Executive for “good reason” or “retirement”, or (C) due to death or disability, all unvested outstanding Class B Units of 2UniFi, LLC held by the Executive will fully vest.

Change in Control Definition. The definition of change in control for any equity awards granted by the Company are defined specifically in the Company’s 2023 Omnibus Incentive Plan or the Company’s 2014 Omnibus Incentive Plan as applicable, and generally means an acquisition of a substantial majority of the outstanding shares, a change in directors of the Board, the approval of a dissolution or a merger, sale or combination of the Company’s assets. The definition of an NBHC change in control for purposes of the 2UniFi profits interests is the same as the definition under the Company’s 2023 Omnibus Incentive Plan and the definition of a 2UniFi, LLC change in control is defined in the 2UniFi, LLC 2023 Equity Unit Incentive Plan and is similar to the definition of and NBHC change in control but requires an acquisition of 2UniFi, LLC by an unrelated third party.

2024 Annual Proxy Statement	61

2023 Potential Payments upon Termination or Change-in-Control Table

			Stock	Restricted
		Cash	option	stock
		severance	vesting	vesting	Total
Name	Scenario	($)(1)	($)	($)	($)(2)

G. Timothy Laney	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	7,571,562	—	—	7,571,562
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination or Voluntary Resignation with Good Reason Following Change in Control	7,307,212	47,749	2,690,548	10,045,509
	Change in Control - No Termination of Employment(3)	—	—	—	—
	Death or Disability - No Change in Control	—	47,749	799,436	847,185
	Death or Disability Following Change in Control(3)	—	47,749	2,690,548	2,738,297
	Retirement(4)	—	—	—	—

Aldis Birkans	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	1,409,616	—	—	1,409,616
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination or Voluntary Resignation with Good Reason Following Change in Control	2,266,928	11,819	924,543	3,203,290
	Change in Control - No Termination of Employment(3)	—	—	—	—
	Death or Disability - No Change in Control	—	11,819	277,251	289,070
	Death or Disability Following Change in Control(3)	—	11,819	924,543	936,362
	Retirement(4)	—	—	—	—

Richard U. Newfield, Jr.	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	1,150,298	—	—	1,150,298
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination or Voluntary Resignation with Good Reason Following Change in Control	1,877,136	3,943	757,040	2,638,119
	Change in Control - No Termination of Employment(3)	—	—	—	—
	Death or Disability - No Change in Control	—	3,943	220,500	224,443
	Death or Disability Following Change in Control(3)	—	3,943	757,040	760,983
	Retirement(4)	—	—	—	—

Angela N. Petrucci	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	879,988	—	—	879,988
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination or Voluntary Resignation with Good Reason Following Change in Control	1,444,626	5,645	438,024	1,888,295
	Change in Control - No Termination of Employment(3)	—	—	—	—
	Death or Disability - No Change in Control	—	5,645	130,611	136,256
	Death or Disability Following Change in Control(3)	—	5,645	438,024	443,669
	Retirement(4)	—	—	—	—

Christopher S. Randall	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	—	—	—	—
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination or Voluntary Resignation with Good Reason Following Change in Control	523,779	6,665	445,685	976,129
	Change in Control - No Termination of Employment(3)	—	—	—	—
	Death or Disability - No Change in Control	—	6,665	126,595	133,260
	Death or Disability Following Change in Control(3)	—	6,665	445,685	452,350
	Retirement(4)	—	—	—	—

(1)	Severance amounts are based on the terms of the applicable employment (or change of control) agreements. Under the employment agreements, the prorated bonus for the year of termination is calculated using the target annual bonus amount in the event of an involuntary termination following a change in control.

62	National Bank Holdings Corporation

(2)	Amounts listed do not account for any reduction of payments under the terms of the applicable employment agreements due to the imposition of excise taxes under Section 4999 of the Code. See “Employment Agreements with Named Executive Officers” above.

(3)	Assumes that the NEO’s performance stock unit awards are assumed, or replacement awards are granted for such awards, by the successor entity upon a change in control.

(4)	In the event of retirement, the NEO’s option and restricted stock award agreements will continue to vest on their standard vesting schedule.

The table above is intended to reflect potential payments to NEOs serving as of December 31, 2023. The potential payments upon termination under various termination scenarios or the occurrence of a change in control are quantified in the table set forth above (assuming a termination date of December 31, 2023 and an NBHC share price of $37.19, the closing price of NBHC common stock on the NYSE on Friday, December 29, 2023). For purposes of this table, no amounts are attributable to the Class B Units of 2UniFi, LLC as those awards did not have a liquidation value as of December 31, 2023.

CEO Pay Ratio

The following information provides details about the relationship of the total compensation of our median associate and that of our Chairman, President and CEO:

SEC rules require us to determine our median associate only once every three years, provided that there have been no material changes in our associate population or associate compensation arrangements. We are using the same median associate for our 2023 pay ratio calculation as we used for the 2022 calculation. We have not had a significant acquisition, divestiture or reduction in our workforce and the Company’s compensation practices have not changed during 2023 in a way that could significantly impact the pay ratio or median employee. Further, the designated median associate’s title, job responsibilities and circumstances have remained similar throughout 2023.

For 2023, the median annual total compensation of all associates of the Company (other than our CEO) was $69,197 and the annual total compensation of our CEO was $3,578,101. Based on this information, the ratio for 2023 total compensation of our CEO to the median of all associates is 52:1.

As disclosed in our prior proxy statements, we completed the following steps to determine the annual total compensation of our median associate:

●	As of October 15, 2022, our associate population consisted of approximately 1,313 associates, including any full-time, part-time, temporary, or seasonal associates employed on that date. This included associates that were retained from our Bank of Jackson Hole and Rock Canyon Bank acquisitions.
●	To find the median of the annual total compensation of our associates (other than our CEO), we used wages from our payroll records as reported on Form W-2 for fiscal 2022. In making this determination, we annualized compensation for full-time and part-time permanent associates who were employed on October 15, 2022, but did not work for us the entire year. We did not include associates that were not permanently retained through our acquisitions. No full-time equivalent adjustments were made for part-time associates.
●	We identified our median associate using this compensation measure and methodology, which was consistently applied to all our associates included in the calculation.
●	After identifying the median associate, we added together all the elements of such associate’s compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $69,197.
●	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2023 Summary Compensation Table, which is also in accordance with the requirements of Item 402(c)(2)(x).

2024 Annual Proxy Statement	63

Pay Versus Performance Disclosure

In accordance with rules adopted by the SEC, we provide the following disclosure regarding the relationship between executive compensation actually paid for our principal executive officer (“PEO”), G. Timothy Laney, and our Non-PEO NEO’s (as a group) and certain financial performance measures of the Company for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for G. Timothy	Compensation Actually Paid to G. Timothy Laney¹˒²˒³	Average Summary Compensation Table Total for	Average Compensation Actually Paid to Non-PEO	Value of Initial Fixed $100 Investment based on:[5]		Net Income ($ Millions)	Adjusted Diluted EPS[6] ($)
	Laney¹ ($)	($)	Non-PEO NEOs[1] ($)	NEOs[1,2,4] ($)	TSR ($)	Peer Group TSR ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	3,578,101	3,258,465	1,030,317	978,460	116.81	101.77	142.0	3.73
2022	3,290,389	2,753,340	1,012,024	848,531	128.11	106.02	71.3	3.03
2021	3,009,547	5,550,207	957,694	1,442,256	130.93	117.08	93.6	3.05
2020	2,638,125	3,091,647	749,558	865,017	95.54	87.90	88.6	2.91

1.	G. Timothy Laney was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2020	2021	2022	2023
Aldis Birkans	Aldis Birkans	Aldis Birkans	Aldis Birkans
Richard U. Newfield Jr.	Richard U. Newfield Jr.	Richard U. Newfield Jr.	Richard U. Newfield Jr.
Brendan Zahl	Brendan Zahl	Christopher S. Randall	Christopher S. Randall
Christopher S. Randall	Angela N. Petrucci	Angela N. Petrucci	Angela N. Petrucci
Zsolt K. Besskó

2.	The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the amounts set forth in the “Total” column in the Summary Compensation Table with certain adjustments as described in footnotes 3 and 4 below.

3.	Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for G. Timothy Laney ($)	Exclusion of Stock Awards and Option Awards for G. Timothy Laney ($)	Inclusion of Equity Values for G. Timothy Laney ($)	Compensation Actually Paid to G. Timothy Laney ($)
2023	3,578,101	(1,441,511)	1,121,875	3,258,465
2022	3,290,389	(1,049,904)	512,855	2,753,340
2021	3,009,547	(1,186,672)	3,727,332	5,550,207
2020	2,638,125	(1,049,955)	1,503,477	3,091,647

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

64	National Bank Holdings Corporation

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for G. Timothy Laney ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for G. Timothy Laney ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for G. Timothy Laney ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for G. Timothy Laney ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for G. Timothy Laney ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for G. Timothy Laney ($)	Total - Inclusion of Equity Values for G. Timothy Laney ($)
2023	1,620,838	8,005	—	(528,891)	—	21,922	1,121,875
2022	807,175	9,633	—	(323,368)	—	19,416	512,855
2021	1,371,004	1,743,632	—	592,202	—	20,494	3,727,332
2020	1,755,817	55,149	—	(326,015)	—	18,526	1,503,477

4.	Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the Non-PEO NEOs (as a group) as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table. See footnote 1 for the names of non-PEO NEOs included in the calculation for each fiscal year.

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2023	1,030,317	(309,897)	258,040	978,460
2022	1,012,024	(303,194)	139,701	848,531
2021	957,694	(302,312)	786,874	1,442,256
2020	749,558	(235,359)	350,818	865,017

2024 Annual Proxy Statement	65

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2023	349,133	10,329	—	(106,210)	—	4,788	258,040
2022	196,870	1,373	—	(62,736)	—	4,194	139,701
2021	349,664	323,957	—	108,347	—	4,906	786,874
2020	393,596	6,256	—	(54,058)	—	5,024	350,818

5.	The Peer Group TSR set forth in this table utilizes the KRX Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2023. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the applicable fiscal year in the Company and in the KRX Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

6.	We determined adjusted diluted earnings per share (“Adjusted Diluted EPS”) to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2023, which is the Company-based financial performance metric we used for our 2023 annual PSU grants, as described in more detail in the “Three-Year Performance Stock Unit Award” above. For purposes of this “Pay Versus Performance Disclosure” section, we have calculated the Adjusted Diluted EPS based on the methodology described in “Three-Year Performance Stock Unit Award”, other than that the Adjusted Diluted EPS is calculated over the one-year period for each applicable fiscal year (instead of a 3-year period) as required by Item 402(v) of Reg S-K. Adjusted Diluted EPS is a non-GAAP measure that is adjusted to eliminate the effects of the following: (a) changes in law or accounting principles, (b) one-time effects of mergers and acquisitions charges, (c) gains or losses on the extinguishment of debt or the sale of investment securities, (d) restructuring charges and (e) other extraordinary items that the Compensation Committee deems appropriate. A reconciliation of this measure to the comparable GAAP financial measure appears in Appendix A. This performance measure may not have been the most important financial performance measure for previous years and we may determine a different financial performance measure to be the most important financial performance measure in future years.

66	National Bank Holdings Corporation

Relationship Between PEO and Average Non-PEO NEO Compensation Actually Paid, Company Total Shareholder Return (“TSR”) and Peer Group TSR

The following chart sets forth the relationship between the amount of Compensation Actually Paid to our PEO, the average amount of Compensation Actually Paid to our Non-PEO NEOs, and the Company’s cumulative TSR compared to the Peer Group TSR over the four most recently completed fiscal years.

PEO and Average Non-PEO NEO Compensation Actually Paid Versus TSR

Compensation Actually Paid ($ Millions)
6
5
4
3
2
1
0
5.6
3.1
2.8
3.3
1.4
0.9
0.8
1.0
100.00
95.54
87.90
130.93
117.08
128.11
106.02
116.81
101.77
$140
$120
$100
$80
$60
$40
$20
$0
National Bank Holdings Corporation TSR
KBW Nasdaq Regional Banking Index TSR
(12/31/2019 Indexed to $100)
2019
2020
2021
2022
2023
Fiscal Year
G. Timothy Laney Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
National Bank Holdings Corporation TSR
KBW Nasdaq Regional Banking Index TSR

2024 Annual Proxy Statement	67

Relationship Between PEO and Average Non-PEO NEO Compensation Actually Paid and Net Income

The following chart sets forth the amount of Compensation Actually Paid to our PEO, the average amount of Compensation Actually Paid to our Non-PEO NEOs, and our net income during the four most recently completed fiscal years.

PEO and Average Non-PEO NEO Compensation Actually Paid Versus Net Income

Compensation Actually Paid ($ Millions)
Net Income ($ Millions)
0
1
2
3
4
5
6
0
20
40
60
80
100
120
140
160
3.1
0.9
88.6
5.6
1.4
93.6
2.8
0.8
71.3
3.3
1.0
142.0
2020
2021
2022
2023
Fiscal Year
G. Timothy Laney Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
National Bank Holdings Corporation Net Income

68	National Bank Holdings Corporation

Relationship Between PEO and Average Non-PEO NEO Compensation Actually Paid and Adjusted Diluted EPS

The following chart sets forth the amount of Compensation Actually Paid to our PEO, the average amount of Compensation Actually Paid to our Non-PEO NEOs, and our Adjusted Diluted EPS during the four most recently completed fiscal years.

PEO and Average Non-PEO NEO Compensation Actually Paid Versus Adjusted Diluted EPS

Compensation Actually Paid ($ Millions)
6
5
4
3
2
1
0
Adjusted Diluted EPS ($)
$4
$3
$2
$1
0
3.1
0.9
2.9
5.6
1.4
3.1
2.8
0.8
3.0
3.3
1.0
3.7
2020
2021
2022
2023
Fiscal Year
G. Timothy Laney Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Adjusted Diluted EPS

Tabular List of Most Important Financial Performance Measures

The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and Non-PEO NEOs for 2023 to Company performance. The measures in this table are not ranked.

Core Net Income
Asset Quality (Non-Performing Assets Ratio)
Relative Total Shareholder Return (rTSR)
Adjusted Diluted Earnings Per Share (Adjuted Diluted EPS)

2024 Annual Proxy Statement	69

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership of, and transactions in, the Company’s equity securities with the SEC. Such reporting persons are also required to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on a review of the copies of such reports received by the Company, and on written representations from certain reporting persons, the Company believes that none of such reporting person failed to file on a timely basis reports required by Section 16(a) during 2023.

Other Business

Except as set forth herein, our Board and management have no knowledge of any other business to come before the Meeting. If, however, any other matters do properly come before the Meeting, it is the intention of the persons appointed in the accompanying proxy to vote the shares represented by such proxy in accordance with their best judgment.

2025 Annual Meeting of Shareholders

Shareholder Proposals

Shareholder proposals submitted pursuant to SEC Rule 14a-8 of Regulation 14A for inclusion in our 2025 Proxy Statement and acted upon at our 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) must be received by us at our principal executive offices, to the attention of the Secretary, on or prior to November 29, 2024 and must satisfy the requirements of SEC Rule 14a-8. We suggest that such proposals be sent by certified mail, return receipt requested.

Shareholder proposals submitted for consideration at the 2025 Annual Meeting but not submitted pursuant to SEC Rule 14a-8, including shareholder nominations for candidates for election as directors, generally must be delivered to the Secretary at our principal executive offices not later than 90 days nor earlier than 120 days before the first anniversary of the date of the 2024 Annual Meeting. As a result, any notice given by a shareholder pursuant to the provisions of our Bylaws (other than notice pursuant to SEC Rule 14a-8) must be received no earlier than January 1, 2025 and no later than January 31, 2025. Shareholder proposals or nominations must include the specified information concerning the shareholder and the proposal or nominee as described in Section 2.9(C) of our Bylaws. Each such notice must include, among other things:

●	for each matter, a brief description thereof and the reasons for conducting such business at the annual meeting;
●	the name and address of the shareholder proposing such business as well as any affiliates or associates acting in concert with such shareholder;
●	the number of shares of each class of NBHC stock owned by such shareholder;
●	a description of all ownership interests in the shares identified, including derivative securities, hedged positions and other economic and voting interests; and
●	any material interest of such shareholder in such proposal, including any other information required to be disclosed in a proxy statement pursuant to Section 14 of the Exchange Act and the SEC rules thereunder.

In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than March 2, 2025.

70	National Bank Holdings Corporation

Further information regarding the process for shareholder nominations for candidates for election as directors is provided under “Director Nomination Process, Director Qualifications and Diversity” elsewhere in this proxy statement.

Discretionary Authority Conferred in Proxy Solicited by the Company

The proxy solicited by the Company for the 2025 Annual Meeting will confer discretionary authority on the Company’s proxies on (i) any proposal presented by a shareholder at that meeting for which the Company has not been provided with notice on or prior to January 31, 2025 and (ii) any proposal made in accordance with Company’s Bylaws provisions if the 2025 Proxy Statement briefly describes the matter and how the Company’s proxies intend to vote on it and if the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act.

“HOUSEHOLDING” OF PROXY MATERIALS

Only one proxy statement and annual report may be delivered to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure, known as “householding,” reduces our printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to receive separate proxy cards. If you reside at an address that received only one copy of our Proxy Materials as a result of householding, requests for additional copies should be directed to National Bank Holdings Corporation, Attention: Investor Relations, 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111 (telephone number: 720-554-6640; e-mail: ir@nationalbankholdings.com). If you object to householding and wish to receive separate copies of documents in the future, or if you received multiple copies of your Proxy Materials at a single address and would like to request delivery of a single copy in the future, you may contact Investor Relations as described above if you are a holder of record. If you hold your shares through a bank, broker or other holder of record, you should contact such holder of record.

l

x

2024 Annual Proxy Statement	71

APPENDIX A

SUMMARY AND RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES

“Adjusted Diluted Earnings per Share”, “Return on Average Tangible Common Equity”, “Return on Average Tangible Assets” and “Tangible Book Value” are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to each of these financial measures as a “non-GAAP financial measure.” The Compensation Committee considers these non-GAAP financial measures to be useful for assessing performance of the Company. We believe that these non-GAAP financial measures provides meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the following reconciliation below.

Adjusted net income ($ in thousands) and adjusted earnings per share*

	For the year ended	For the year ended	For the year ended	For the year ended
	December 31, 2023	December 31, 2022	December 31, 2021	December 31, 2020
Adjustments to net income:
Net income	$142,048	$71,274	$93,606	$88,591
Add: adjustments, after tax (non-GAAP)(1)	528	28,009	1,258	1,857
Adjusted net income (non-GAAP)	$142,576	$99,283	$94,864	$90,448

Adjustments to earnings per share:
Earnings per share diluted	$3.72	2.18	$3.01	$2.85
Add: adjustments, after tax (non-GAAP)(1)	0.01	0.85	0.04	0.06
Adjusted earnings per share - diluted (non-GAAP)	$3.73	3.03	$3.05	$2.91

(1)Adjustments:
Acquisition-related expenses, after tax	$739	$28,303	$—	$—
Restructuring charges, after tax	—	—	—	1,806
Excess (tax benefit) expense on stock-based compensation	(211)	(294)	(644)	51
Other non-recurring transaction costs, after tax	—	—	1,902	—
Adjustments, after tax (non-GAAP)	$528	$28,009	$1,258	$1,857

*This reconciliation is included for purposes of the Pay Versus Performance table and discussion.

A-1

Return on Average Tangible Common Equity and Return on Average Tangible Assets ($ in thousands)

As of and for the year ended
December 31, 2023
Net income	$142,048
Add: impact of other intangible assets amortization expense, after tax	5,668
Net income excluding the impact of other intangible assets amortization expense, after tax (non-GAAP)	$147,716

Average assets	$9,766,448
Less: average goodwill and other intangible assets, net of deferred tax liability related to goodwill	(345,321)
Average tangible assets (non-GAAP)	$9,421,127

Average shareholders' equity	$1,155,777
Less: average goodwill and other intangible assets, net of deferred tax liability related to goodwill	(345,321)
Average tangible common equity (non-GAAP)	$810,456

Return on average assets	1.5%
Return on average tangible assets (non-GAAP)	1.6%
Return on average equity	12.3%
Return on average tangible common equity (non-GAAP)	18.2%

Tangible Common Book Value per Share ($ in thousands)

	December 31, 2023	December 31, 2022

Total shareholders' equity	$1,212,807	$1,092,202
Less: goodwill and other intangible assets, net	(364,716)	(327,191)
Add: deferred tax liability related to goodwill	12,208	10,984
Tangible common equity (non-GAAP)	$860,299	$775,995

Tangible common book value per share calculations:
Tangible common equity (non-GAAP)	$860,299	$775,995
Divided by: ending shares outstanding	37,784,851	37,608,519
Tangible common book value per share (non-GAAP)	$22.77	$20.63

A-2

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date SCAN TO VIEW MATERIALS & VOTE To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0000635406_1 R1.0.0.6 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01) Ralph W. Clermont 02) Robert E. Dean 03) Robin A. Doyle 04) Alka Gupta 05) Fred J. Joseph 06) G. Timothy Laney 07) Patrick Sobers 08) Micho F. Spring 09) Art Zeile NATIONAL BANK HOLDINGS CORPORATION 7800 EAST ORCHARD ROAD, SUITE 300 GREENWOOD VILLAGE, CO, 80111 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR Proposals 2 and 3. For Against Abstain 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2024. 3. To adopt a resolution approving, on an advisory, non-binding basis, the compensation paid to the Company's named executive officers, as disclosed, pursuant to Item 402 of Regulation S-K, in the Proxy Statement. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Yes No Please indicate if you plan to attend this meeting

0000635406_2 R1.0.0.6 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement, Annual Report is/are available at www.proxyvote.com NATIONAL BANK HOLDINGS CORPORATION Annual Meeting of Shareholders May 1, 2024 8:30 AM Mountain Time This proxy is solicited on behalf of the Board of Directors The undersigned, revoking all prior proxies, hereby appoints G. Timothy Laney and Angela Petrucci, or either of them, as proxies with full power of substitution and re-substitution, for and in the name of the undersigned, to vote all shares of Class A common stock of National Bank Holdings Corporation, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at 8:30 a.m. Mountain Time on Wednesday, May 1, 2024 at the offices of Community Banks Mortgage, a division of NBH Bank located at 7800 E. Orchard Road, Suite 100, Greenwood Village, CO 80111, and any adjournment or postponement thereof. When properly executed, this Proxy will be voted as directed, but if no direction is indicated, this proxy will be voted in accordance with the Board of Directors' recommendations. In their discretion, the proxies named on this proxy card are authorized to vote upon any other business as may properly come before the Annual Meeting. Either of the proxies or their respective substitutes shall have and may exercise all of the powers hereby granted. Continued and to be signed on reverse side